     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2001
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                INFOTOPIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEVADA                              95-4685068
  (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)            IDENTIFICATION NUMBER)

                          3635 BROADMAN CANFIELD ROAD
                               CANFIELD, OH 44406
                                 (330) 702-3000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             INCORP SERVICES, INC.
                         3675 PECOS-MCLEOD, SUITE 1400
                            LAS VEGAS, NEVADA 89121
                                 (702) 866-2500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                             PHONE: (212) 661-3535
                              FAX: (212) 972-1677
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED           PER UNIT(1)             PRICE(1)          REGISTRATION FEE
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
Common Stock registered on behalf of
  certain shareholders, par value $.001
  per share..............................       4,603,347               $2.15               $9,897,196              $2,475
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Total....................................       4,603,347                                                           $2,475
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

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of Infotopia, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on July 20, 2001.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 23, 2001

PROSPECTUS

                        4,603,347 SHARES OF COMMON STOCK

                                INFOTOPIA, INC.

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

     This prospectus covers the offer and sale of an estimated 4,603,347 shares of our common stock. The common stock is being offered and sold by certain of our shareholders.

     The selling shareholders may without limitation offer their shares of common stock for sale through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this prospectus.

                THE PROCEEDS AND DETERMINING THE OFFERING PRICE

     All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders. The Company will not receive any proceeds from sales of the common stock offered by the selling shareholders.

     Our common stock is currently traded on the Nasdaq Stock Market OTC Bulletin Board under the symbol "IFTA." On July 20, 2001, the last reported sales price of a share of Infotopia common stock was $2.15 per share. This price reflects a 1:200 reverse stock split of our common stock that took effect at the close of business on June 21, 2001.

     INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 2001.

                               TABLE OF CONTENTS

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                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    i
Prospectus Summary..........................................    1
Risk Factors................................................    5
Use of Proceeds.............................................    8
Selling Shareholders........................................    8
Plan of Distribution........................................   10
Legal Proceedings...........................................   10
Directors, Executive Officers, Promoters and Control
  Persons...................................................   12
Description of Securities...................................   13
Limitation of Liability and Indemnification.................   14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
Description of Property.....................................   21
Market for Common Equity and Related Stockholder Matters....   22
Executive Compensation......................................   23
Financial Statements........................................  F-1

THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                      WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

                               PROSPECTUS SUMMARY

     The following summarizes the business and operations of Infotopia, Inc. (referred to in this prospectus as "we", "us", "Infotopia" or the "Company"). This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are included in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors."

THE COMPANY

     INFOTOPIA, INC. (Formerly Flex Marketing, Inc. (OH)) was incorporated under the laws of Ohio on September 11, 1997 ("Infotopia Ohio"). The company was acquired by its parent company, National Boston Medical, Inc. ("Parent"), in a share exchange agreement executed on November 21, 1998.

     On April 25, 2000, Dr. Abravanel's Formulas, Inc., a Nevada corporation
(DABV), acquired Infotopia Ohio, a wholly owned subsidiary of National Boston Medical, Inc. in a share exchange in which 100% of the outstanding stock of Infotopia was exchanged for 100% of the common stock of DABV. As a result of the share exchange, DABV changed its name to Infotopia, Inc.

     The accompanying financial statements include the accounts of Infotopia, Inc., and its subsidiary Infotopia Ohio.

     Infotopia is in the direct marketing/direct to retail marketing business, which encompasses the sale of various products through commercials, infomercials, print media, radio, the Internet and all traditional methods of selling to the consumer such as traditional retail. In particular, the Company utilizes electronic retailing, in which electronic media, such as television, radio and the Internet, is used to convey all the information a consumer needs to make a buying decision, and to make a specific offer to the consumer, with an appeal to make an immediate buying decision. Infotopia receives and processes almost all of its orders for directly marketed products through a customer service call center or through direct online Internet orders. The orders are routed to various "fulfillment centers" from which products are shipped directly to the consumers. The call centers and fulfillment centers are contracted entities. The Company markets a variety of healthcare, fitness, weight reduction, recreation, cooking aid, and skin care products through direct marketing/direct to retail marketing. The Company's securities are quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol IFTA.OB

     The Company's revenues originate from the sale of healthcare, fitness, weight reduction, recreation, kitchen products and skin care products. During the past quarter, the Company has significantly increased the range of its product mix and has entered into a number of agreements to further broaden its product mix.

     The Company's objective is to be one of the leading direct marketing companies in the United States. To achieve this, it will be necessary for the Company to expand the size of its revenues through marketing its current products, acquiring new products to market, and continuing to generate revenue through multiple revenue streams. The Company also needs to capitalize on its early marketing success by continuing to expand the current distribution channels and to maintain its focus on emerging trends while continuing to retain its high level of expertise in this industry.

PRODUCT LINE

     The Company currently markets the Cooking Saddle (a cooking device which allows meats, such as large turkeys, to be removed from an oven pan easily), the Backstroke (a back massager), the Torso Tiger (an abdominal and upper body workout machine), the Tiger GymTiger Gym (a machine that allows for strength training and non-impact aerobics, developing various parts of the body), the Torso Tiger II (a scaled down version of the Torso Tiger machine), the Body by Jake Bun and Thigh Rocker (an exercise product that allows the user to trim and tone the hips and thighs), the Medicus Dual 2000 (a golf-swing trainer), the Hot Mommies System (a program designed to give mothers essential nutrients for health and vitality), the Total Tiger (an exercise product for upper and lower body), "Michael Thurmond's Six Week Body Makeover," the

Jules and Jane skin care products line (consisting of 12 natural skin care products), Bubbe's Best baby skin care products and Safeshield (an anti-microbial that kills bacteria such as staph, e-coli, psuedomonas and salmonella and various viruses).

     The exclusive marketing rights to the Torso Tiger, Torso Tiger II, and Hot Mommies System properties (all of which are trademarks of Torso Tiger, Inc.) were acquired by agreement with Torso Tiger on August 17, 2000.

     On October 30, 2000, the Company entered into another agreement with Torso Tiger, Inc. and Total Tiger, Inc. for the rights to advertise, promote, market, sell and distribute the Total Tiger product, described above.

     On October 30, 2000, the Company entered into an agreement with Modern Health Services along with Natural Science Corporation of America, Inc. to license the rights to market and sell two osteoporosis and prostate products.

     On November 30, 2000, the Company entered into a licensing agreement with Lohan Media LLC for the Body by Jake Bun & Thigh Rocker.

     On March 30, 2001, the Company entered into a license agreement ("License Agreement") with J Group Holdings, Inc. ("J Group") whose two subsidiaries, Bubbe's Best, Inc. ("Bubbe's Best") and Centerprise, Inc. ("Centerprise") manufacture and distribute a wide line of skin care products geared to a variety of markets. Under the terms of the License Agreement, Infotopia has exclusive worldwide rights jointly with J Group to advertise promote, market, sell and distribute the following product lines of J Group: "Jules & Jane," "Bubbe's Best," and "Skindom."

     On April 5, 2001, Infotopia entered into a Stock Purchase Agreement ("Stock Purchase Agreement") with National Boston Medical, Inc., a Nevada corporation (the "Seller"), to purchase all of the outstanding shares of National Boston Medical, Inc., a Delaware corporation and subsidiary of the Seller ("NBMDE"). NBMDE's primary asset is Safeshield(R), a germicidal skin protectant, which helps prevent cross-contamination. Infotopia is now marketing and distributing Safeshield(R) in the food service, medical and retail markets through Dermaguard, Inc., Safeshield(R)'s master distributor.

     On April 6, 2001, the Company entered into a strategic alliance with Provida Life Sciences, Inc. ("Provida") to market "Michael Thurmond's Six Week Body Makeover" through a nationwide television advertising campaign. Michael Thurmond's Six Week Body Makeover is a weight loss program customized to users' metabolism and body types. The Company is allowed to air a maximum of $300,000 in media per week.

     Infotopia develops new products based on ideas that come from a variety of sources, including inventors, suppliers, trade shows, industry conferences, and strategic alliances with various manufacturing and consumer products companies. As of the date of this Registration, the Company has 30 new products that are in various stages of development, and expects to be able to market approximately 9 new products during the balance of fiscal 2001, pending completion of the supporting infomercials.

ENTREPORT TRANSACTION

     On June 15, 2001, we entered into a letter of intent with EntrePort Corporation, a corporation traded on the American Stock Exchange, to effect a merger and reorganization transaction. It is contemplated that under this agreement, we would merge our subsidiary, Infotopia Ohio, which has all of our revenue-generating assets, with EntrePort, EntrePort being the surviving entity. EntrePort is to issue to us 15,600,000 units of EntrePort securities, each unit consisting of one share of EntrePort common stock, 1/2 common stock purchase warrant with an exercise price of $5.00 per share, and 1/4 common stock purchase warrant with an exercise price of $10.00 per share. In addition, we are to pay EntrePort $500,000, of which $100,000 relates to reimbursement for EntrePort's counsel's fees in connection with the merger. EntrePort is to issue an aggregate of 1,380,000 similar units to two unrelated third parties, Pali Financial and Cogent Capital Corp. as finders' fees in connection with the merger.

     The transaction is subject to numerous contingencies, including the approval by EntrePort's shareholders (for which a related preliminary proxy statement has been prepared and filed with the United States Securities and Exchange Commission), and the approval by the American Stock Exchange of the continued listing of the surviving corporation. We cannot predict at this time whether the transaction with EntrePort will be completed, or when such transaction will be completed.

MARKET RESEARCH

     The Company's industry is extremely competitive, with a number of entities offering similar products and/or advertising through similar media. The Company estimates the number of competitors in the home fitness equipment sector to be
75. The Company is not aware of any competitors marketing products similar to the Hot Mommies System or the Cooking Saddle through the same marketing channels. The Company's competitive position is affected by its ability to develop attractive advertising campaigns for its products, and to acquire and/or develop the rights to attractive products. Diminished consumer interest in the Company's products would adversely affect its business. Likewise, an inability to develop new and attractive products would adversely affect the Company's competitive position.

     The Company also competes on the basis of customer service and efficient inventory control and product distribution, which includes allowing for product returns and warranties. Many of the Company's competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give these competitors a competitive advantage.

PRODUCTS

     Infotopia is currently marketing the Torso Tiger, the Tiger Gym, the Body by Jake Bun & Thigh Rocker, the Cooking Saddle, the Backstroke Back Massager and the Hot Mommies System. The Torso Tiger II is strictly available through major retailers in the United States through direct marketing only. These products, at the present time, form the bulk of our sales.

  Torso Tiger

     The Torso Tiger is an abdominal and upper body exercise machine. It allows the user to exercise the upper and lower abdominal muscles, waist, chest, back and shoulders, and triceps and biceps simultaneously.

  Torso Tiger II

     The Torso Tiger II is a smaller version of the Torso Tiger which is sold through major retailers throughout the world.

  Tiger Gym

     The Tiger Gym affords the user the ability to do strength training and a non-impact aerobic workout using one machine. The areas affected through the use of the Tiger Gym include the upper and lower body abs, waist, chest, back and shoulders, triceps, biceps and the hamstring gluts and thighs.

  Cooking Saddle

     The Cooking Saddle is a fully netted cotton material implement that can hold up to a 40-pound turkey. The Cooking Saddle is placed under a turkey before it is baked by means of straps which are raised up over the sides to hold the legs and wings tucked inside the Cooking Saddle. When the turkey is ready to be removed from the oven, the Cooking Saddle is used to lift the turkey from the cooking pan to the platter. A patent is pending on the Cooking Saddle.

  Backstroke Back Massager

     The Backstroke Back Massager is a body massager and health care device which was designed by a doctor of chiropractic medicine. The Backstroke Back Massager provides muscle stimulation, increased circulation and acupressure in the neck, back and torso. The unit is marketed with an adjustable neck support roller and video instruction tape.

  Body by Jake Bun & Thigh Rocker

     The Body by Jake Bun & Thigh Rocker enables users to tone hips and thighs and to simultaneously tighten the buttocks area.

  Hot Mommies System

     The Hot Mommies System consists of natural herbal formulas providing the essential nutrients that mothers generally need and lead to higher energy, stress-relief, improved skin, hair and nails, weight loss, and hormonal balance. Hot Mommies products include Essential 3 Formula which contains a weight reducing and balancing formula and a unique herbal formulation to increase body energy. The Hot Mommies System also includes Fat Sweeper, a dietary supplement to be used to reduce the amount of fat absorbed by the body after the consumption of foods that are high in fat.

  Michael Thurmond's Six Week Body Makeover

     Michael Thurmond's Six Week Body Makeover is a weight loss program customized to users' metabolism and body types.

  Products to be Released During 2001

     The Company currently has 30 new products that are in various stages of development, and expects to be able to market approximately 9 new products during the balance of fiscal 2001, pending completion of the supporting infomercials.

                                  RISK FACTORS

     The following factors should be reviewed carefully in conjunction with the other information in this Prospectus and our financial statements which are incorporated by reference. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

     WE HAVE A LIMITED OPERATING HISTORY. We emerged via a spin-off and share exchange agreement from National Boston Medical, Inc. and a subsequent reverse merger with Dr. Abravanel's Formulas, Inc. in April 2000. New management was appointed immediately following the reverse merger and a complete overhaul of our operations and our marketing strategies were implemented. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. Despite our recent growth in sales and net income, we cannot assure you that these trends will continue or that we will remain profitable.

     WE RELY ON SALES OF CERTAIN KEY PRODUCTS. Our financial success depends almost entirely on marketing our innovative products such as the Tiger brand line, which has generated substantial sales. We recently expanded our presence in the home and commercial fitness equipment markets by entering into a licensing agreement to market the Body By Jake Bun & Thigh Rocker. We plan to diversify our product line in the future and we have begun to do so. Despite these efforts, our financial performance remains dependent on a few products. Any significant diminished consumer interest in Tiger brand and Body by Jake Bun & Thigh Rocker products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

     WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANTICIPATED GROWTH. We have grown significantly since April 2000, when we implemented new management and marketing campaigns. We intend to continue to pursue an aggressive growth strategy. To manage our growth effectively, we believe that we must:

     - Develop Business Plan for new additional products or brand line extensions;

     - Maintain a high level of manufacturing quality and efficiency;

     - Continue to enhance our operational, financial and management systems and controls;

     - Effectively expand, train and manage our employee base;

     - Maintain an effective and efficient customer call center and Inventory control and distribution system through third parties.

Our failure to properly manage any of these or other growth-related challenges could adversely affect our business. We cannot assure you that we will succeed in effectively managing our existing operations or our anticipated growth.

     A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS. The success of each of our products depends substantially on how consumers decide to spend their money. Unfavorable economic conditions may depress consumer spending, especially for premium priced products like ours.

     OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN THE CONSUMER FITNESS MARKET. Our net sales and profitability depend significantly on the acceptance of our existing and future fitness products within the consumer fitness market. This market is characterized by rapidly changing fitness trends and fads, frequent innovations and improvements are necessary to maintain consumer interest in fitness products. Our financial performance may be harmed if we are unable to successfully adapt the Tiger brand line or any of our consumer products to these changing trends and fads.

     OUR FINANCIAL PERFORMANCE WOULD BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OR DIRECTLY MARKET NEW CONSUMER PRODUCTS. Our growth strategy and financial performance depend in part on our ability to develop or acquire the rights to, and then directly market, new consumer products. Our net sales would be harmed if we are unable to develop or acquire the rights to premium quality, premium priced consumer products that satisfy our direct marketing criteria. In addition, any new products that we directly market may not generate sufficient net sales or profits to justify their development or acquisition costs. See "Business -- New Product Development and Innovation" for a discussion of our product development efforts.

     WE DEPEND ON CERTAIN KEY EMPLOYEES. We will depend heavily upon the services of certain officers and directors of the Company, including in particular, Daniel Hoyng and Ernest Zavoral. We do not have key person life insurance on any of the lives of said individuals but we are in the process of obtaining such insurance. We have employment contracts in effect with three of our executive officers, Daniel Hoyng, our Chairman and Chief Executive Officer, Ernest Zavoral, our President and Marek Lozowicki, our Senior Vice President. While we may hire additional qualified individuals to work in various capacities for the Company, the loss of the services of any of the officers and directors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     WE FACE REGULATORY RISKS. We are regulated by various federal, state and local authorities, including the Federal Trade Commission, the Consumer Products Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe we are in material compliance with all applicable rules and regulations. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts. Any regulatory enforcement efforts, particularly any actions that could interrupt our direct marketing efforts or result in a product recall, would adversely affect our business.

     FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale."

     INCREASES IN PRODUCT RETURNS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. Any material increase in the quantity of products returned by our customers for purchase-price refunds could adversely affect our financial performance. See "Business -- Products."

     OUR WARRANTY RESERVES MAY BE INSUFFICIENT TO COVER FUTURE WARRANTY CLAIMS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. We offer warranties on all of our principal products. If our warranty reserves are inadequate to cover future warranty claims on our products, our financial performance could be adversely affected. We have limited returns currently with all of our products and we have limited returns with warranty claims for these products. The manufacturer does indemnify us for factory defects, however.

     OUR MARKET IS INTENSELY COMPETITIVE. Each market in which we participate is intensely competitive. We believe that more than 75 companies manufacture and market commercial and home fitness equipment. Important competitive factors in this market include price, product quality and performance, diversity of features, warranties and customer service. We believe that our products are competitive in each of these categories. However, many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give them a competitive advantage. See "Business -- Competition."

     WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage and reserves adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage and reserves are inadequate to cover future product liability claims, our business may be adversely affected.

     WE FACE RISKS ASSOCIATED WITH ANY FUTURE ACQUISITIONS. We intend to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or product lines. If we identify and pursue an acquisition opportunity, our management may be required to devote a significant amount of time and effort to the process, which could unduly distract them from our existing operations. If we complete an acquisition, we expect to face significant challenges integrating the acquired business into our operations. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product or technology may not perform as we expect. Any such difficulties would adversely affect our business. In addition, the size, timing and integration of any acquisitions could cause substantial fluctuations in our operating results. To pay for an acquisition, we may use common stock or cash, including the proceeds of the offering. See "Use of Proceeds." Alternatively, we may borrow money from banks or other lenders. If we use common stock, the ownership interest of our shareholders would be diluted. If we use cash or debt, our financial liquidity will be reduced.

     INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY. We depend primarily on television commercials and television infomercials to market our products. Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may increase our selling and marketing expenses and decrease our profitability. See "Business -- Direct Marketing" for a more detailed discussion of our advertising efforts.

     OUR SALES MAY MATERIALLY DECLINE IF OUR CUSTOMER SERVICE CALL CENTER STOPS OPERATING. We receive and process almost all orders for our directly marketed products through our customer service call center. See "Business -- Direct Marketing." Our call center could stop operating for a number of reasons, including poor weather, natural disaster, or fire. If our backup facilities and contingency plans are ineffective to handle such problems, we could not sell our directly marketed products during the affected period. Our business could be substantially harmed if our call center stops operating for a significant time period. We do have backup capabilities because if the center were down, our lines could be migrated elsewhere to ensure continuity in our customer service operation.

     OUR FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD SIGNIFICANTLY HARM OUR COMPETITIVE POSITION, AND WE COULD ALSO INCUR SUBSTANTIAL COSTS TO DEFEND CLAIMS THAT WE HAVE VIOLATED THE PROPRIETARY RIGHTS OF
OTHERS. Protecting our intellectual property is an important factor in maintaining our competitive position in the fitness industry. If we do not or are unable to adequately protect our intellectual property, our sales and profitability could be adversely affected. We currently hold a number of patents and trademarks. However, our efforts to protect our proprietary rights may be inadequate and applicable laws provide only limited protection. In addition, we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not be able to successfully prevent others from claiming that we have violated their proprietary rights or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. We could incur substantial costs in defending against such claims, even if they are invalid, and we could become subject to judgments requiring us to pay substantial damages. See "Business -- Intellectual Property."

     OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK. Our Articles of Incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Infotopia.

     FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Future sales of shares of common stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of common stock upon the exercise of options or warrants could materially adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

                          FORWARD LOOKING STATEMENTS.

     This Prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                USE OF PROCEEDS

     The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. The principal purpose of this offering is to effect an orderly disposition of the selling shareholders' shares. We will not receive any part of the proceeds from such sales of common stock.

                              SELLING SHAREHOLDERS

     The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

     In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                # OF SHARES   # OF SHARES   # OF SHARES OWNED
NAME                                               OWNED        OFFERED      AFTER OFFERING     % OWNERSHIP
----                                            -----------   -----------   -----------------   -----------
Daniel Hoyng..................................   1,261,162             0        1,261,162          10.85
Ernest Zavoral................................   1,320,579             0        1,320,579          11.36
Marek Lozowicki...............................     599,470             0          599,470           5.16
Clinton Smith.................................     765,238             0          765,238           6.58
Officers and Directors as a Group.............   3,946,449             0        3,946,449          33.96
Thomson Kernaghan.............................   5,203,124     5,203,124                0              0
Bondy & Schloss, LLP..........................     150,000       150,000                0              0
Dean Tornabene................................       1,370         1,370                0              0
Charles Perez.................................       1,370         1,370                0              0
Cornerstone Capital, Inc......................      15,000        15,000                0              0

     The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. We have, therefore, assumed for the purposes of this Registration Statement that the shareholders other than the officers and directors will sell their shares, and the officers and directors will not sell their shares. See "PLAN OF DISTRIBUTION."

     As of July 19, 2001, there were 11,622,134 shares of common stock outstanding.

SECURITY OWNERSHIP OF MANAGEMENT

     Reference should be made to the table above, with regard to the security ownership of the directors and officers, individually and as a group, of Infotopia. The figures set forth in the table above are subject to the following provisoes:

          (1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

          (2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

          (3) The address for each of the directors and officers of Infotopia is Infotopia, Inc., 3635 Broadman Canfield Road, Canfield, OH 44406.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - short sales;

     - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades.

     The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                               LEGAL PROCEEDINGS

     On December 11, 2000, a proceeding was commenced in the State Court of Fulton County, Georgia by Jeff Freedman against us and two of our officers. Plaintiff claims he was not fully paid royalties under an agreement he had entered into with National Boston Medical, Inc., a debtor in bankruptcy and the former parent of ours. Plaintiff seeks to recover damages in contract and in tort. We intend to vigorously defend against the claims asserted in the matter. It is our understanding that plaintiff and National Boston Medical,

Inc. have entered into an agreement settling this claim. We assert that plaintiff's claim is properly asserted against National Boston Medical, Inc., and will be handled as part of that entity's bankruptcy proceedings. We cannot predict the ultimate resolution of this proceeding.

     On or about April 23, 2001, Bristol DLP, LLC ("Bristol") filed a complaint in the United States Southern District Court of New York ("SDNY") alleging that Infotopia had entered into an agreement with Bristol for the issuance of certain warrants and other good and valuable consideration in return for Bristol's purchase of a convertible debenture ("Debenture") to be issued by Infotopia. We have asserted in responsive pleadings that we deny liability, that we deny there was a breach of contract, and that we deny plaintiffs sustained a loss, and we intend to vigorously defend this lawsuit. We cannot predict the ultimate resolution of this proceeding.

     On or about June 25, 2001, we filed suit in the State Court of the Commonwealth of Massachusetts against Lycos Terra Network, Inc. and Raging Bull, Inc. The suit seeks the disclosure of the identities of the authors of certain statements we deem defamatory, and, in addition, seeks an injunction enjoining Lycos Terra Network, Inc. and Raging Bull, Inc. from continuing to publish false and defamatory messages. A hearing on an injunction is scheduled for July 31, 2001. We cannot predict the ultimate resolution of this proceeding.

     On or about June 27, 2001, we filed suit in the Supreme Court of the State of New York, County of New York, against Greg Giordano, Paul Giordano, First Equity Capital, Inc. and Louis Cimino. Our suit charges such defendants with making libelous, defamatory and slanderous statements. We obtained a temporary restraining order on June 27, 2001 enjoining such defendants from publishing, in any press release or written or oral communications, any false, misleading, libelous, slanderous or defamatory statements or information about us, or our officers and/or directors. A hearing on a permanent injunction is scheduled for July 23, 2001. We cannot predict the ultimate resolution of this proceeding.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth certain information regarding the executive officers and directors of Infotopia as of June 15, 2001:

NAME                                          AGE                        TITLE
----                                          ---                        -----
Daniel Hoyng................................  38    Director, Chairman, and Chief Executive Officer
Ernest Zavoral..............................  44    Director and President
Marek Lozowicki.............................  38    Acting CFO, Exec. V.P., Secretary
Clinton Smith...............................  42    Director
Ronald T. Fricke............................  35    V.P. -- Corporate Finance

     A brief description of the backgrounds of the current Executive Officers and Directors are set forth below:

EXECUTIVE OFFICERS AND DIRECTORS

     Daniel Hoyng currently serves as Chairman of the Board and CEO of Infotopia-Nevada and Infotopia-Ohio. Mr. Hoyng has over eight years of experience as an executive in a public company. Mr. Hoyng has served as the CEO and Chairman of Infotopia, Inc. since April 2000 and previously, from 1997 to 2000 he served as Chairman and CEO of National Boston Medical, Inc., a medical marketing company and predecessor to Infotopia-Nevada. Infotopia-Nevada now owns approximately 10% of the outstanding common stock of National Boston Medical, Inc. Since Mr. Hoyng's departure, National Boston Medical, Inc. has filed for bankruptcy. Mr. Hoyng joined Infotopia along with other key executives when Infotopia was acquired by Dr. Abravanel's Formula from National Boston Medical, Inc. From 1989 to 1992, Mr. Hoyng served as a Sales Manager and then General Manager for ARA/Cory Refreshment Services. Between 1992 and 1996 Mr. Hoyng served as a Divisional Director for Healthcare Services Group, Inc., a publicly traded company specializing in housekeeping and laundry services to the long-term care industry. From 1996 to 1997 Mr. Hoyng served as a Vice President of Sales for Companion Radio, Inc. Mr. Hoyng was awarded his Bachelors in Communications Degree from Saint Joseph's College in 1985.

     Ernest Zavoral has served as President and a director of Infotopia-Nevada and of Infotopia-Ohio since April 2000, where is responsible for the day to day operations along with developing and marketing heath related new products such as Infotopia's Backstroke(r), through television infomercials and into retail distribution. From January 1999 until April 2000, Mr. Zavoral was Vice President in charge of operations of National Boston Medical, Inc., Infotopia-Nevada's predecessor and of which Infotopia-Nevada now owns approximately 10% of the outstanding common stock. From November 1996 to December 1998, Mr. Zavoral served as President of Infotopia-Ohio (which was then known as Flex Marketing, Inc.) where he was responsible for running the overall business. Prior to November 1996, he served as Principal of Freedom Laces, which developed small products for retail sector. Mr. Zavoral attended Grove City College.

     Marek Lozowicki has served as Secretary and Vice President of Infotopia-Nevada and Infotopia-Ohio since April 2000. In January 2001, he was promoted from Executive Vice President to Senior Vice President. From March 1997 to April 2000, Mr. Lozowicki served as Vice President of Information Technology for National Boston Medical, Inc., a medical marketing company and predecessor to Infotopia-Nevada, where he managed and oversaw its networks and was responsible for website development and the communications infrastructure. Infotopia-Nevada now owns 10% of National Boston Medical, Inc. Since Mr. Lozowicki's resignation, National Boston Medical, Inc. has filed for bankruptcy. From 1992 to 1996 Mr. Lozowicki served as a Northeast Region District Photography Manager for AFP, Inc. From 1996 to 1997 Mr. Lozowicki served as a Photography Manager for Portraits International East, Inc. While with PCA, Inc., AFP, Inc. and Portraits International, Inc. Mr. Lozowicki was responsible for overseeing and managing regional high volume retail consumer portrait photography operations contracted with several national retailers such as K-Mart, Wal-Mart, Ames, Bradlees and others. Mr. Lozowicki received the equivalent of a Bachelor of Arts degree from the Diocesan Seminary of Gorzow, Poland in 1986.

     Clinton Smith, Esq., has served as a director of Infotopia-Nevada since January, 2001. Mr. Smith is a member of the Louisiana bar, and was a founding partner of Roby & Smith, a full-service New Orleans law firm, with a concentration in litigation, from November 1997 until January 2001. From 1989 to 1998, Mr. Smith practiced with the law firm of Bryan & Jupiter, whose practice focuses on education/school law, commercial law, workers' compensation and tort defense. He became a partner in Bryan & Jupiter in 1993. From 1998 to April 2000, Mr. Smith served as a director of National Boston Medical, Inc., a medical marketing company and predecessor to Infotopia-Nevada. Infotopia-Nevada now owns 10% of National Boston Medical, Inc. Since Mr. Smith's resignation, National Boston Medical, Inc. has filed for bankruptcy. Mr. Smith received a baccalaureate degree at Morehouse College of Atlanta, Georgia, where he majored in history and business administration. Mr. Smith completed the Juris Doctor degree at Tulane University School of Law, where he received the 1987 Merit Award from the Law League of Louisiana.

     Ronald Fricke has served as the Vice President of Corporate Finance of Infotopia-Nevada since June 1, 2001. From May, 1998 to June, 2001 he served as a Vice President and Financial Manager of Corporate Banking of PNC Financial Service Group, Pittsburgh, Pennsylvania. There, he was manager of a department responsible for the preparation and analysis of all the financial reporting requirements, both internal and external, of the corporate banking line of business. From May, 1995 to May, 1998, he worked in the Financial Service Practice at KPMG Peat Marwick, LLP, starting as an Audit Supervisor in May, 1995, and subsequently being promoted to an Audit Manager from May, 1997 to May, 1998. Mr. Fricke received a B.S. in Business Administration, with a concentration in Accounting, from Duquesne University in December, 1989.

     Reference is made to the caption legal proceedings, above, for a description of the legal proceedings commenced by Jeff Freedman against the Registrant; Messrs. Hoyng and Zavoral are also named as defendants in this proceeding. Messrs. Hoyng, Zavoral, and Lozowicki were executive officers of National Boston Medical, Inc. during the two-year period prior to the filing of a petition in bankruptcy by such entity. Mr. Smith served as a director of National Boston Medical, Inc. during the two-year period prior to the filing of a petition in bankruptcy by such entity.

     During the fiscal year ended December 31, 2000, the officers and directors of Registrant failed to be in timely compliance with their reporting requirements under Section 16 of the Securities Exchange Act of 1934.

                           DESCRIPTION OF SECURITIES

PREFERRED AND COMMON STOCK

     Our authorized capital stock at July 17, 2001 consists of 500,000,000 shares of common stock, par value $.001 per share and 30,000,000 shares of preferred stock. As of July 19, 2001, there were issued and outstanding 11,622,134 shares of common stock and 63 holders of record. These figures take into account the 1:200 reverse split of our common stock that became effective at the close of business on June 21, 2001. All outstanding shares of common stock are fully paid and nonassessable. Holders of the common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of the common stock exclusively possess all voting power. The articles of incorporation do not provide for cumulative voting in the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation they are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of common stock have no preemptive rights.

     Our articles of incorporation and bylaws do not contain any provision that would delay, defer or prevent a change in control.

     9,400,654 of the 11,622,134 shares of the common stock outstanding as of July 19, 2001 are subject to the limitations of Rule 144 promulgated under the Securities Act, and 2,221,480 shares are freely trading. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of restricted securities as to which a minimum of one year has elapsed since the latter of the date of acquisition from the issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company (approximately 116,221 shares as of July 19, 2001) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who holds restricted securities as to which a minimum of two years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell such shares without regard to the volume, manner of sale and certain other limitations contained in Rule 144.

STOCK OPTIONS

     All references to share amounts in this section refer to post-reverse split shares.

     We have entered into employment agreements with certain directors and officers (collectively the "D & O Plan") effective June 29, 2001, pursuant to which we have granted options immediately exercisable to purchase a total of 7,500,000 shares of our common stock. These options are exercisable at $1.04 per share. Copies of these employment agreements (and amendments thereto) are exhibits to this Registration Statement.

     On May 24, 2001, we granted options, in an aggregate amount of 479,800 shares, exercisable at prices ranging from $8.00 to $12.00 per share, to eight individuals connected with Modern Media, Inc. and Infomerical Management Company, Inc., as per licensing agreements with those entities.

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Nevada law. The Nevada law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 78.751 of the Nevada General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

     Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 78.751 of the Nevada General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Bondy & Schloss, LLP, Infotopia's corporate counsel, owns 150,000 shares of the Company's common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of certain factors affecting Registrant's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with the Registrant's consolidated financial statements and related notes that are included herein under Item 7 below.

     CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements contained in the section captioned Management's Discussion and Analysis of Financial Condition and Results of Operations which are historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Registrant's present expectations or beliefs concerning future events. The Registrant cautions that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Registrant to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the uncertainty as to the Registrant's future profitability; the uncertainty as to the demand for prepaid telephone services; increasing competition in the telecommunications market; the Registrant's ability to hire, train and retain sufficient qualified personnel; the Registrant's ability to obtain financing on acceptable terms to finance its growth strategy; and the Registrant's ability to develop and implement operational and financial systems to manage its growth.

RESULTS OF OPERATION FOR THE TEN MONTHS ENDED DECEMBER 31, 2000 COMPARED TO THE TEN MONTHS ENDED DECEMBER 31, 1999.

  Revenues

     During the ten months ended December 31, 2000, Registrant's net sales were $9,135,411, as compared to $0 during the comparable period in 1999, representing an increase of $9,135,411, and an infinite percentage. The increase during the year was primarily attributable to the Registrant's commencement of operations, and its aggressive marketing of its products, and acquisition of new products to market, compared to the lack of marketable products in the prior period.

  Cost of Goods Sold

     The Registrant's Cost of Sales increased to $3,368,601 from $0 (an infinite percentage) for the ten months ended December 31, 2000 as compared with 1999. The increase in the cost of goods sold during this period is principally associated with the increase in revenues, and the fact that Registrant marketed products in 2000, whereas it did not in 1999.

  Operating Expenses

     Operating expenses for the ten months ended December 31, 2000 increased to $30,176,358 from $9,341 during 1999, or an increase of $30,167,017. In general, this substantial increase primarily was the direct result of the Registrant having put in place a new management team, and greater selling and marketing expenses incurred as a result of commencing operations. For the ten months ended December 31, 2000 as compared with 1999, selling expenses increased $5,803,977 from $0 (an infinite percentage). The increase was due to the Registrant's commencement of operations and continued development and implementation of various new products, the development of selling materials and increased sales efforts. General and Administrative expenses increased to $22,149,676 from $8,296 from 1999 to 2000. This increase reflects the Registrant's efforts to build a new, fully-fledged management team focused on the Registrant's growth, and the commencement of operations.

  Loss from Operations

     The Registrant had a loss from operations of $26,735,233 for the ten months ended December 31, 2000 as compared with a loss of $14,951 for the ten months ended December 31, 1999. This loss was primarily attributable to the Registrant's implementation of its new marketing and growth strategy, and the commencement of its operations. The Registrant expects its investment in new products and new tools to market such products to result in significantly higher revenues in the future, with resulting improvement in results from operations.

  Total Other Income (Expense) and Extraordinary Items

     Other income for the ten months ended December 31, 2000 consisted primarily $9,205 of interest income, and miscellaneous other income of $16,757, compared to figures for the comparable period in 1999 of $0 and $0. Other expenses for the ten months ended December 31, 2000 included an impairment loss of $444,444 relating certain common stock held in National Boston Medical, which is described in Note 3 to the financial statements in Item 7 hereof. Registrant also incurred interest expense in connection with debt financing of $1,877,620 during 2000, whereas it had no debt outstanding at December 31, 1999. These had a significant impact on the increase of total other income (expense) of ($2,325,685) for the twelve months ended December 31, 2000, as opposed to ($0) for the comparable period in 1999.

  Net Income (Loss) Before Income Taxes Net Loss

     For the ten months ended December 31, 2000, the Registrant had a loss before income taxes of $26,735,233 as compared with $9,341 for 1999. As previously noted, the Registrant incurred expenses in commencing operations, expanding its product line, and in marketing its product line. This resulted in what the Registrant believes to be a short-term loss in revenue and net income in 2000 in exchange for a much larger revenue base and profitability in the foreseeable future. As described to Note 15 to the financial statements included in Item 7 of our Annual Report on Form 10-KSB, the Registrant has available at December 31, 2000, operating loss carryforwards of approximately $37,000,000, which may be applied against future taxable income in years through 2019. The amount of and ultimate realization of the benefits from the operating loss carryforward for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Registrant, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforward, the Registrant has established a valuation allowance equal to the tax benefit for deferred taxes. The net deferred tax asset is approximately $12,580,000 as of December 31, 2000, with an offsetting valuation allowance at December 31, 2000 of the same amount.

  Liquidity and Capital Resources

     Historically, the Registrant has financed its working capital requirements through internally generated funds, the sale of shares of its common stock, and proceeds from short-term bank borrowings, convertible debentures, and notes payable. As of December 31, 2000, the Registrant had working capital (current assets less current liabilities) of $652,262 as compared with working capital at December 31, 1999 of $15,119. The Registrant may seek to issue corporate debt or equity securities in order to satisfy its cash needs for the coming year. Any debt incurred or issued by the Registrant may be secured or unsecured, fixed or variable rate interest and may be subject to such terms as the board of directors of the Registrant deems prudent. Any sales of equity securities may be at or below current market rates for the Registrant's common stock. The Registrant expects any proceeds from such additional credit or sale of securities to be used primarily in the marketing and development of its product line. No assurance can be given that the Registrant will be successful in generating sufficient capital from new borrowings or from the sale of its securities to adequately fund its liquidity needs. The Registrant does not believe that its business is subject to seasonal trends. The Registrant does not believe that inflation had a significant impact on the Registrant's results of operations for the period presented. On an ongoing basis, the Registrant attempts to minimize any effects of inflation on its operating results by controlling operating costs, and, whenever possible, seeking to insure that product price rates reflect increases in costs due to inflation.

  Cash Requirements

     We are a Direct Marketing company with operations and revenues. We reached profitability in our first quarter this year, but have only limited capital resources. While it is anticipated that revenues will be increasing as per projections, it may be necessary for the Company to seek additional capital over time in order to accomplish our business plan. We believe that it is important to the Company to continually review and develop new projects for all our marketing channels, and we have determined that new funds are highly desirable, and possibly necessary to aggressively expand operations in the year 2001. The following disclosure describes all funding since August 31, 2000:

     On September 7, 2000, the Company executed a Convertible Promissory Note in the principal amount of $10,000, convertible into 60,000 shares of the Company's common stock. The Note was cancelled on September 20, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 8, 2000, the Company executed a Convertible Promissory Note in the principal amount of $10,000, convertible into 60,000 shares of the Company's common stock. The Note was cancelled on September 8, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 11, 2000, the Company executed a Convertible Promissory Note in the principal amount of $50,000, convertible into 352,500 shares of the Company's common stock. The Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 11, 2000, the Company executed a Convertible Promissory Note in the principal amount of $12,500, convertible into 88,125 shares of the Company's common stock. The Note was cancelled on September 16, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 11, 2000, the Company executed a Convertible Promissory Note in the principal amount of $20,000, convertible into 141,000 shares of the Company's common stock. The Note was cancelled on September 18, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 12, 2000, the Company executed a Convertible Promissory Note in the principal amount of $12,500, convertible into 88,125 shares of the Company's common stock. The Note was cancelled on September 13, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 12, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 12, 2000 upon the Holder's conversion of the of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 13, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 14, 2000, 1,100,000 shares were purchased by Jeff Rackover at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $110,000.

     On September 14, 2000, 1,400,000 shares were purchased by MLJ Management, Inc. at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $140,000.

     On September 14, 2000, 1,380,000 shares were purchased by Corinthian Financier Group at $0.64 per share for a total investment of $880,000.

     On September 14, 2000, 6,500,000 shares were issued to Thomson Kernaghan for the settlement of $4,750,000 worth of potential royalties which were assumed from National Boston Medical, Inc. in the acquisition by Dr. Abravanel's Formula
(DABV) of Infotopia, Inc.; 12,750,000 shares were issued to Thomson Kernaghan for a total of investment of $1,767,500. (3,750,000 shares were subsequently assigned to Oxford Capital; in addition a warrant to purchase 1,000,000 shares of Infotopia, Inc. common stock for $0.138 was also issued.)

     On September 15, 2000, the Company executed two Convertible Promissory Notes each in the principal amount of $25,000, each convertible into 176,250 shares of the Company's common stock. One Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the
Note into shares of the Company's common stock. The other Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 19, 2000, the Company executed a Convertible Promissory Note in the principal amount of $4,000, convertible into 10,000 shares of the Company's common stock. The Note was cancelled on September 22, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 19, 2000, the Company executed a Convertible Promissory Note in the principal amount of $4,000, convertible into 10,000 shares of the Company's common stock. The Note was cancelled on October 3, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 19, 2000, the Company executed a Convertible Promissory Note in the principal amount of $10,000, convertible into 25,000 shares of the Company's common stock. The Note was cancelled on September 22, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 20, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 20, 2000, the Company executed a Convertible Promissory Note in the principal amount of $40,000, convertible into 100,000 shares of the Company's common stock. The Note was cancelled on September 20, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On September 25, 2000, the Company executed a Convertible Promissory Note in the principal amount of $100,000, convertible into 705,000 shares of the Company's common. The Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On October 3, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on October 4, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On October 3, 2000, the Company executed a Convertible Promissory Note in the principal amount of $50,000, convertible into 352,500 shares of the Company's common stock. The Note was cancelled on October 5, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On October 5, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on October 6, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On October 9, 2000, the Company executed two Convertible Promissory Notes each in the principal amount of $12,500, each convertible into 88,125 shares of the Company's common stock. Both Notes were cancelled on October 9, 2000 upon each Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

     On October 18, 2000, 3,000,000 shares were purchased by Canadian Advantage II at $.16666666 per share for a total investment of $500,000.

     On October 24, 2000, 1,625,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited, Inc. at $.20 per share for a total investment of $325,000.

     On October 24, 2000, 2,500,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited, Inc. at $.08 per share for a total investment of $200,000.

     On October 18, 2000, 3,000,000 shares were purchased by Canadian Advantage II at $.16666666 per share for a total investment of $500,000.

     On January 4, 2001, the Company entered into an agreement with Altea Investments Ltd. for a $600,000 loan. Twelve million (12,000,000) shares of Infotopia, Inc. common stock were issued in the name of Altea Investments Ltd. and held by Bondy & Schloss LLP as collateral on the note. A warrant to purchase an additional 2,400,000 shares of Infotopia, Inc. common stock was issued to Altea Investments Ltd. for financing fees. Subsequently, on January 19, 2001, Thomson Kernaghan assumed the loan. A conversion agreement was entered into with Thomson Kernaghan to allow for the early conversion of the debt to equity. Thomson Kernaghan paid an additional $344,980 and was allowed to convert this loan into 12,000,000 shares of common stock held by Bondy & Schloss LLP. This conversion brought the total price per share to $0.787483.

     On January 4, 2001, 3,360,000 shares were purchased by officers of the Company for a total value of $210,000 (as provided for by their employment agreements then in effect).

     In March, 2001, the Company sold an aggregate of 3.9 million shares of its Convertible Preferred Stock, Series A, to insiders for services rendered and to shares of its Convertible Preferred Stock, Series B, to Gorda Private Investments, Ltd. for an aggregate of $10,000. The Series A Convertible Preferred Stock was converted at various times in April and May of 2001, resulting in the payment of $2,650,000 by one holder, and a debt to us in the amount of $2,375,000 with respect to the other Series A Convertible Preferred Stock holders. With respect to the Series B Convertible Preferred Stock, it was converted at various times in April and May of 2001, with aggregate payments of approximately $3,358,000 being made to the Company.

     On April 11, 2001, 10,000,000 shares of Infotopia, Inc. common stock were purchased by Thomson Kernaghan at $.07 per share for $700,000.

     On April 11, 2001, 3,300,000 shares of Infotopia, Inc. common stock were purchased by Thomson Kernaghan at $.10 per share for $330,000.

     On April 11, 2001, 300,000 shares of Infotopia, Inc. common stock were purchased by Thomson Kernaghan at $.10 per share for $30,000.

     On April 11, 2001, 1,276,000 shares of common stock were issued to Altea Investments Ltd. for $255,200.

     On April 11, 2001, 10,371,428 shares of common stock were issued to Altea Investments Ltd. upon conversion of a promissory note in the principal amount of $600,000 and exercise of a warrant to purchase an additional 1,800,000 shares of common stock.

     On April 11, 2001, 19,200,000 shares were issued to Classic Art Forms, Ltd. upon conversion of a promissory note in the principal amount of $600,000 and exercise of a warrant to purchase additional shares of common stock.

     On April 30, 2001, 25,745,379 shares of Infotopia, Inc. common stock were issued to certain officers, directors and employees upon exercise of their options at an exercise price in the aggregate of $1,609,086.

     On June 29, 2001, an aggregate of 7,500,000 shares of Infotopia, Inc. common stock was issued to certain officers, pursuant to employment agreements. On July 10, 2001, 2,805,756 shares were returned to the Company in a cashless exercise, at $1.04 per share, of the remaining 4,694,244 shares.

     By private placement memoranda dated June 1, June 25, and July 13, 2001, an aggregate of 5,203,124 shares of Infotopia, Inc. common stock was sold to Thomson Kernaghan, for an aggregate consideration of $6,682,346.

RESULTS OF OPERATION FOR THE THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000.

  Revenues

     During the three months ended March 31, 2001, our net sales were $23,922,632, as compared to $0 during the comparable period in 2000, representing an increase of $23,922,632, and an infinite percentage. The increase during the year was primarily attributable to the our commencement of operations, and the aggressive marketing of our products, and acquisition of new products to market, compared to the lack of marketable products in the prior period.

  Cost of Goods Sold

     Our Cost of Sales increased to $6,691,634 from $0 (an infinite percentage) for the three months ended March 31, 2001 as compared with the three months ended March 31, 2000. The increase in the cost of goods sold during this period is principally associated with the increase in revenues, and the fact that we marketed products in much of 2000 and the first quarter of 2001, whereas we did not in the first quarter of 2000.

  Operating Expenses

     Operating expenses for the three months ended March 31, 2001 increased to $14,438,250 from $1,028 for the comparable period of 2000, or an increase of $14,438,250, (14,000%). In general, this substantial increase primarily was the direct result of our putting in place a new management team, and greater selling and marketing expenses incurred as a result of commencing operations. For the three months ended March 31, 2001 as compared with the comparable period of 2000, selling expenses increased $12,580,984 from $0 (an infinite percentage). The increase was due to the Company's commencement of operations and continued development and implementation of various new products, the development of selling materials and increased sales efforts. General and Administrative expenses increased to $1,605,956 from $1,028 (1,500%) for the period ended March 31, 2001 as compared to the comparable period in 2000. This increase reflects our efforts to build a new, fully-fledged management team focused on our growth, and the commencement of operations.

  Income From Operations

     We had income from operations of $2,792,748 for the three months ended March 31, 2001 as compared with a loss of ($1,028) for the three months ended March 31, 2000. This increase in income was primarily attributable to our implementation of our new marketing and growth strategy, the commencement of our operations, and our investment in new products and new tools to market these products, all of which resulted in significantly higher revenues, with resulting improvement in results from operations.

  Total Other Income (Expense) and Extraordinary Items

     Other income (expense) for the three months ended March 31, 2001 consisted primarily of interest expense, ($1,230,444) compared to $0 for the comparable period in 2000. Of the $1,230,444, $786,891 was a discount expense which was incurred as a one time charge due to an embedded conversion feature on the debentures.

  Net Income

     For the three months ended March 31, 2001, we had income before income taxes of $1,562,304 as compared with ($1,028) for the comparable period of 2000. As previously noted, the our increase in net income was the result of commencing operations, expanding our product line, and the aggressive marketing of our product line. In addition, we entered into a number of strategic alliances which enabled us to generate revenues and resulting in increases in income from multiple revenue streams.

  Liquidity and Capital Resources

     Historically, we have financed our working capital requirements through internally generated funds, the sale of shares of our common stock, and proceeds from short-term bank borrowings, debentures, and notes payable. As of March 31, 2001, we had working capital (current assets less current liabilities) of $4,229,149 as compared with working capital at December 31, 2000 of $652,262. This increase in working capital is the result of the our increase in accounts receivable by $9,645,660 during the three months ended March 31, 2001, a more than tenfold increase in prepaid expenses from $268,051 as of December 31, 2000 to $2,877,100 for the three months ended March 31, 2001, and a large increase in inventory from $418,689 for the period ended December 31, 2000 to $2,004,839 for the three months ended March 31, 2001, an increase of approximately 379%. Although we anticipate being able to meet our cash needs during the next twelve months, we may seek to issue corporate debt or equity securities in the event that there is not enough cash to satisfy the Company's cash needs for the coming year. Any debt incurred or issued by us may be secured or unsecured, fixed or variable rate interest and may be subject to such terms as our board of directors deems prudent. Any sales of equity securities may be at or below current market rates for the our common stock. We expect any proceeds from such additional credit or sale of securities to be used primarily in the marketing and development of its product lines. We do not believe that its business is subject to seasonal trends. We do not believe that inflation had a significant impact on the Company's results of operations for the period presented. On an ongoing basis, we attempt to minimize any effects of inflation on its operating results by controlling operating costs, and, whenever possible, seeking to insure that product price rates reflect increases in costs due to inflation.

     In March, 2001, the Company sold an aggregate of 3.9 million shares of its Convertible Preferred Stock, Series A, to insiders for services rendered and to shares of its Convertible Preferred Stock, Series B, to an investor for an aggregate of $10,000. The Series A Convertible Preferred Stock was converted at various times in April and May of 2001, resulting in the payment of $2,650,000 by one holder, and a debt to us in the amount of $2,375,000 with respect to the other Series A Convertible Preferred Stock holders. With respect to the Series B Convertible Preferred Stock, it was converted at various times in April and May of 2001, with aggregate payments of approximately $3,358,000 being made to the Company.

                            DESCRIPTION OF PROPERTY

     Our corporate offices are located at 3635 Broadman Canfield Road, Canfield, OH 44406. Our office space consists of 9,936 square feet at a rental of $9,108.00 per month plus operating expenses. We have a 3 year lease which terminates in January, 2004.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Common Stock is currently quoted on the OTC Bulletin Board ("OTCBB") under the symbol "IFTA." In April 2000, Infotopia was acquired by Dr. Abravanel's Formulas, Inc. ("Dr. Abravanel's"), a Nevada Company trading on the OTCBB under the symbol "DABV." Pursuant to a Plan of Exchange by and between Dr. Abravanel's and Infotopia, Dr. Abravanel's would acquire 100% of the outstanding stock of Infotopia in exchange for the common stock of Dr. Abravanel's. On April 26, 2000, the name Dr. Abravanel's was changed to Infotopia and the stock symbol became IFTP. Effective as of the close of business on June 21, 2001, our ticker symbol changed to IFTA, upon the effectiveness of our 1:200 reverse split of our common stock

     The following table sets forth the range of the high and low closing bid prices per share of our Common Stock during each of the calendar quarters identified below. (Prices through the quarter ended March 31, 2001 do not reflect the reverse stock split described above.) These bid prices were obtained from the National Quotation Bureau and do not necessarily reflect actual transactions, retail markups, markdowns or commissions. Based on the very limited public float in our Common Stock, we believe that such data is anecdotal and may bear no relation to the true value of our Common Stock or the range of prices that would prevail in a liquid market.

     The high and low bid sales prices for the equity for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included are as follows:

QUARTER ENDED                                     HIGH BID          LOW BID
-------------                               ---------------------   --------
March 31, 1999                              Securities Not Listed
June 30, 1999                               Securities Not Listed
September 30, 1999                          Securities Not Listed
December 31, 1999 (After October 19, 1999)         $0.0625          $0.0625
March 31, 2000                                     $0.0625          $0.0625
June 30, 2000                                      $0.5000          $0.0625
September 30, 2000                                 $0.9900          $0.0900
March 31, 2001                                     $0.2500          $0.0690
June 30, 2001 (Before June 21, 2001)               $0.0990          $0.0150
June 30, 2001 (After June 21, 2001)                $3.8500          $1.0300
September 30, 2001 (Through July 20, 2001)         $2.7800          $1.4000

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation received by the Chief Executive Officer and all officers of Registrant who received more than $100,000 in salary. All figures in this table are for the year ended December 31, 2000.

NAME                                       TITLE      ANNUAL SALARY    BONUS     GRANTS OF OPTIONS
----                                      --------    -------------    ------    -----------------
Daniel Hoyng............................  Chmn/CEO      $175,000       $5,000        (see note)
Ernest Zavoral..........................  Pres.         $165,000       $5,000        (see note)
Marek Lozowicki.........................  Vice-Pres.    $100,000       $3,000        (see note)

---------------
NOTE: Each of the named executive officers received 1/3 of their annual salary, as noted in the third column above, in the form of stock options, exercisable at $0.0625 per share, expiring December 15, 2001, as set forth below.

NAME                                 TITLE      AMOUNT OF SALARY    PRICE PER OPTION    # OF OPTIONS
----                                --------    ----------------    ----------------    ------------
Daniel Hoyng......................  Chmn/CEO        $58,000             $0.0625           928,000
Ernest Zavoral....................  Pres.           $55,000             $0.0625           880,000
Marek Lozowicki...................  Vice-Pres.      $33,333             $0.0625           533,320

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the options granted to the individuals named in the Summary Compensation Table, above, during the year ended December 31, 2000 (including the options referred to in the immediately preceding table):

NAME                                       ## OF SHARES    % OF TOTAL    EXERCISE PRICE    EXPIRATION DATE
----                                       ------------    ----------    --------------    ---------------
Daniel Hoyng.............................   11,845,000       39.69%         $0.0625           12/15/01
Ernest Zavoral...........................   10,047,000       33.67%         $0.0625           12/15/01
Marek Lozowicki..........................    7,950,320       26.64%         $0.0625           12/15/01

     In addition, Clinton Smith, a director of Registrant, was granted options to purchase 2,167,000 shares of Registrant's common stock, at an exercise price of $0.0625, expiring on 12/15/01.

OPTION EXERCISES IN LAST FISCAL YEAR

     During Registrant's last fiscal year ended December 31, 2000, there were no exercises of options that had been granted to Registrant's named executive officers. In connection with the exercise of options by the named executive officers and Clinton Smith in April, 2001, the Registrant entered into loan agreements with such individuals. These loans bore no interest, were due in 90 days, and were repayable at the option of the borrower either in cash or by returning to treasury the number of common shares with a current market value equal to the loan amount. The aggregate principal amount of such loans, approximately $2.15 million, was repaid by such individuals turning over to the Registrant, on July 10, 2001, an aggregate of 773,838 shares, valued at $2.78 per share.

     Each of Daniel Hoyng, Ernest Zavoral, Marek Lozowicki and Clinton Smith have entered into employment agreements with the Registrant, dated June 29, 2001, as amended, which provide for the granting of certain options. The complete text of each employment agreement and the amendments thereto, including salaries, options and other employment provisions, are contained in exhibits to this Registration Statement.

                         INFOTOPIA, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2001

                         INFOTOPIA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                   AT              AT
                                                               MARCH 31,      DECEMBER 31,
                                                                  2001            2000
                                                              ------------    ------------
                                                              (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.................................  $    194,743    $    787,150
  Accounts receivable -- net of 141,458 and $218,254........    10,580,052         934,392
  Inventory.................................................     2,004,839         418,689
  Loan Receivable...........................................       200,000              --
  Subscription Receivable...................................     1,356,914              --
  Prepaid expenses and other current assets.................     2,877,100         268,051
  Employee Advances.........................................        73,753          65,485
  Investments in marketable securities, at fair value.......       180,000         174,000
                                                              ------------    ------------
          Total current assets..............................    17,467,401       2,647,767
PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $273,339 and $255,383.....................................       277,236         239,773
CAPITALIZED PRODUCTION COSTS, less accumulated amortization
  of $-0- and $-0-..........................................     1,006,249         690,475
OTHER ASSETS
  Licenses and other intangibles, less accumulated
     amortization of $552,325 and $300,549..................     4,279,252       2,415,307
  Deposits..................................................     1,102,233         212,143
                                                              ------------    ------------
          Total Assets......................................  $ 24,132,371    $  6,205,465
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................  $  3,121,293    $  1,798,620
  Due to Employees..........................................            --         108,723
  Debenture.................................................       545,000          50,000
  Due to Related Parties....................................       832,401
  Stock to be issued for Cash/Services......................     1,087,831
  Media and A/R Loans Payable...............................     5,138,069
  Deferred Revenue..........................................     2,513,657          38,162
                                                              ------------    ------------
          Total Current Liabilities.........................    13,238,251       1,995,505
                                                              ------------    ------------
LONG-TERM LIABILITIES
  Convertible Debenture.....................................            --         600,000
                                                              ------------    ------------
          Total Liabilities.................................    13,238,251       2,595,505
                                                              ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred Stock: $.001 par value, 10,000,000 shares
     authorized; shares issued and outstanding: 8,100,000 at
     3/31/01 and -0- at 12/31/00............................         8,100
  Common stock: $.001 par value, 190,000,000 shares
     authorized; shares issued and outstanding; 189,996,005
     at 3/31/01 and 172,236,005 at 12/31/00.................       189,996         172,236
  Additional paid-in-capital................................    47,130,250      41,440,254
  Accumulated deficit.......................................   (36,464,226)    (38,026,530)
  Unrealized gain on marketable securities..................        30,000          24,000
                                                              ------------    ------------
          Total stockholders' equity........................    10,894,120       3,609,960
                                                              ------------    ------------
          Total Liabilities and Stockholders' Equity........  $ 24,132,371    $  6,205,465
                                                              ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                              FOR THE THREE    FOR THE THREE
                                                              MONTHS ENDED     MONTHS ENDED
                                                                MARCH 31,        MARCH 31,
                                                                  2001             2000
                                                              -------------    -------------
REVENUE
  Sales, net of returns and allowances of $725,767..........  $ 23,922,632      $        --
Cost of Sales...............................................     6,691,634               --
                                                              ------------      -----------
Gross Profit................................................    17,230,998               --
                                                              ------------      -----------
OPERATING EXPENSES
  General and administrative................................     1,605,956            1,028
  Selling and marketing.....................................    12,580,984
  Depreciation and amortization.............................       251,310
                                                              ------------      -----------
          Total operating expenses..........................    14,438,250            1,028
                                                              ------------      -----------
Income (Loss) from Operations...............................     2,792,748           (1,028)
OTHER EXPENSES
  Interest expense..........................................       443,553                0
  Discount expense..........................................       786,891                0
                                                              ------------      -----------
          Total other expenses..............................     1,230,444                0
                                                              ------------      -----------
Income Before Income Taxes..................................     1,562,304           (1,028)
Provision for Income Taxes..................................             0                0
                                                              ------------      -----------
Net Income (Loss)...........................................  $  1,562,304      $    (1,028)
                                                              ============      ===========
Earnings (Loss) per share:
  Basic.....................................................  $       0.01      $        --
  Diluted...................................................  $       0.01      $        --
Weighted Average Shares Outstanding:
  Basic.....................................................   189,206,671       12,841,353
  Diluted...................................................   209,285,658       12,841,353

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE THREE     FOR THE THREE
                                                               MONTHS ENDED      MONTHS ENDED
                                                              MARCH 31, 2001    MARCH 31, 2000
                                                              --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................   $ 1,562,304         $(1,028)
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities
       Bad Debt and sales returns...........................       (76,796)
       Non-Cash Interest....................................       860,891
       Depreciation and amortization........................       251,311
       Stock to be issued...................................       502,631
       Issuance of stock options, less deferred
          compensation......................................        15,636
     Changes in assets and liabilities
       Accounts receivable -- trade.........................    (9,568,865)
       Subscriptions receivable.............................    (1,356,914)
       Inventory............................................    (1,586,150)
       Prepaid Expenses.....................................    (2,609,049)
       Other Assets.........................................      (316,991)
       Accounts payable and accrued expenses................     1,322,673
       Deferred Revenue.....................................     2,475,495
       Deposits.............................................      (890,090)
                                                               -----------         -------
Net cash used in operating activities.......................    (9,413,914)         (1,028)
                                                               -----------         -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................       (55,418)
  Capitalized Production Costs..............................      (315,774)
  Licenses and other intangibles............................    (1,800,000)
                                                               -----------         -------
Net Cash used in investing activities.......................    (2,171,192)             --
                                                               -----------         -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of debt............................     6,570,470
  Payments on debt..........................................       472,045
  Proceeds from stock to be issued..........................       585,200
  Sale of common stock......................................     3,364,984
                                                               -----------         -------
Net cash provided by financing activities...................    10,992,699              --
                                                               -----------         -------
Net Increase in Cash and Cash Equivalents...................      (592,407)         (1,028)
Cash and Cash Equivalents -- Beginning of Year..............       787,150           3,855
                                                               -----------         -------
Cash and Cash Equivalents -- End of Year....................   $   194,743         $ 2,827
                                                               ===========         =======
SUPPLEMENTAL INFORMATION:
  Interest paid.............................................   $        --         $    --
                                                               ===========         =======
  Income taxes paid.........................................   $        --         $    --
                                                               ===========         =======

  The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:

     During the three months ended March 31, 2001 the Company:

     - 8,500,000 shares were to be issued in March for the purchase of the J Group skin care license.

     - 32,888 shares were to be issued in March for public relation services.

     - 14,400,000 shares were issued on January 4, 2001 to relieve a note payable of $600,000.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2001
                                  (UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Organization and Basis for Presentation

     INFOTOPIA, INC. (Formerly Flex Marketing, Inc. (OH)) (the "Company" or "Infotopia") was incorporated under the laws of Ohio in September 11, 1997. The company was acquired by its parent company, National Boston Medical, Inc. ("Parent"), in a share exchange agreement executed on November 21, 1998.

     On April 25, 2000, Dr. Abravanel's Formula, Inc., a Nevada corporation
(DABV), acquired Infotopia in a share exchange in which 100% of the outstanding stock of Infotopia, Inc. was exchanged for 100% of the common stock of DABV. As a result of the share exchange, DABV changed its name to Infotopia, Inc. (IFTP).

     The accompanying financial statements include the accounts of Infotopia, Inc. (a Nevada corporation), and its subsidiary Infotopia, Inc. (an Ohio corporation).

  b) Nature of Operations

     The Company engages in the development, marketing, advertising and selling of new health, fitness and consumer products.

  c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period presented. Actual results could differ from those estimates.

  d) Revenue Recognition

     Infotopia recognizes revenues upon shipment to the customer. Products are often back-ordered and are not shipped immediately. The Company recognizes cash receipts as customer deposits for sales that have yet to be completed.

  e) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents.

  f) Concentration of Credit Risk

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the period.

  g) Accounts Receivable

     For financial reporting purposes, the Company utilizes the allowance method of accounting for doubtful accounts. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance is based on an experience factor and review of current accounts receivable. Uncollectible accounts are written off against the allowance accounts when deemed uncollectible.

                                INFOTOPIA, INC.

                                  (UNAUDITED)

In addition, the Company maintains an allowance for customer returns, based on an experience factor. The Company considers these allowances adequate at March 31, 2001.

  h) Inventory

     Inventory consists of finished goods, which are valued at the lower of cost or market on a first-in, first-out basis.

  i) Property and Equipment

     Property and equipment are stated at cost. Repair and maintenance costs are charged against income as incurred, while renewals and betterments are capitalized as additions to the related assets. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, primarily on a straight-line basis. The estimated services lives used in determining depreciation are five to seven years for computers, software, furniture and equipment.

     Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

  j) Investments

     The Company classifies all of its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a component of shareholders' equity in comprehensive income (loss), net of income taxes. Investments available for current operations are classified in the consolidated balance sheet as current assets: investments held for long-term purposes are classified as noncurrent assets. Interest income and realized gains and losses on securities are included in "Other expense (income) -- net" in the consolidated statement of operations. The cost of securities sold is based on the specific identification method.

  k) Capitalized Production Costs

     Pursuant to Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" production costs are capitalized and amortized over the useful lives of the programs.

  l) Intangibles

     Intangibles consist of goodwill and license costs. Goodwill represents costs in excess of net assets acquired in connection with businesses acquired. Goodwill is amortized over 5 years. License costs are being amortized over the lives of the license agreements.

     Should events or circumstances occur subsequent to the acquisition of a business or purchase of a license which brings into question the realizable value or impairment of the related intangible asset, the Company will evaluate the remaining useful life and balance of the intangible asset and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular asset as measured by undiscounted current and expected future operating income of that specified group of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset as determined by valuation techniques available under the circumstances.

                                INFOTOPIA, INC.

                                  (UNAUDITED)

  m) Income Taxes

     Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

  n) Offering Costs

     Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

  o) Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and income taxes payable approximate fair value due to the relatively short maturity of these instruments. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts at March 31, 2001.

  p) Long-lived Assets

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

  q) Stock-Based Compensation

     The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

NOTE 2 -- PREPAID EXPENSES

     Prepaid expenses are summarized as follows:

                                                               MARCH 31,
                                                                  2001
                                                              ------------
Prepayment for inventory....................................   $      850
Advertising.................................................      400,000
Legal and professional services.............................      196,865
Media -- future revenue.....................................      928,885
Media -- deferred revenue...................................    1,350,500
                                                               ----------
          Total prepaid expenses and other current assets...   $2,877,100
                                                               ==========

                                INFOTOPIA, INC.

                                  (UNAUDITED)

NOTE 3 -- INVESTMENTS IN MARKETABLE SECURITIES

     The investments at March 31, 2001 available for sale are as follows:

                                                         COST      MARKET VALUE
                                                       --------    ------------
Millennium Direct, Inc. Common Stock.................  $150,000      $180,000
                                                       ========      ========
Net Unrealized Gain..................................                  30,000
                                                       ========      ========

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                                MARCH 31,
                                                                   2001
                                                                ---------
Production molds............................................     $298,941
Computer equipment and software.............................      223,209
Furniture and office equipment..............................       28,425
                                                                 --------
                                                                 $550,575
Less: accumulated depreciation and amortization.............      273,339
                                                                 --------
Property and equipment, net.................................     $277,236
                                                                 ========

     Depreciation expense for the quarter ended March 31, 2001 was $17,955.

NOTE 5 -- CAPITALIZED PRODUCTION COSTS

     Capitalized production costs are summarized as follows:

                                                                MARCH 31,
                                                                   2001
                                                              --------------
Total Tiger.................................................    $  339,951
Prostate-Osteo..............................................       440,690
Medicus Dual 2000...........................................        63,466
Cathi Graham................................................        40,000
Rejuvicare..................................................        11,000
Facial Spa..................................................        29,475
Robert Allen................................................        20,000
Cooking Saddle..............................................        20,000
Spud Whiz...................................................        41,667
                                                                ----------
                                                                $1,006,249
Less: accumulated amortization..............................             0
                                                                ----------
Capitalized production costs, net...........................    $1,006,249
                                                                ==========

     Production cost amortization for the quarter ended March 31, 2001 was $0.

                                INFOTOPIA, INC.

                                  (UNAUDITED)

NOTE 6 -- INTANGIBLES

     Intangibles are summarized as follows:

                                                               MARCH 31,
                                                                  2001
                                                              ------------
Goodwill....................................................   $  880,277
Bun & Thigh License.........................................    2,770,000
Prosteo License.............................................       84,000
J. Group -- skin care line..................................      797,300
Provida License.............................................      300,000
                                                               ----------
                                                               $4,831,577
Less: accumulated amortization..............................      552,325
                                                               ----------
Total intangibles -- net....................................   $4,279,252
                                                               ==========

     Amortization expense for the quarter ended March 31, 2001 was $233,355.

NOTE 7 -- ACCOUNTS PAYABLE

     Accounts payable and accrued expenses consist of the following:

                                                              MARCH 31,
                                                                 2001
                                                              ----------
Accounts payable -- regular trade...........................  $  287,216
Accrued liabilities -- regular trade........................     206,119
Accrued liabilities related to Torso Tiger Agreement........      63,085
Accrued liabilities related to Total Tiger Agreement........     146,669
Accrued liabilities related to Bun & Thigh Agreement........     972,515
Accounts payable related to Bun & Thigh Agreement...........   1,445,689
                                                              ----------
          Total.............................................  $3,121,293
                                                              ==========

NOTE 8 -- DEFERRED REVENUE

     Deferred revenue at March 31, 2001 is summarized as follows:

Bun & Thigh.................................................   $1,769,070
Total Tiger.................................................      666,081
Medicus.....................................................       78,506
                                                               ----------
          Total Deferred Revenue............................   $2,513,657
                                                               ==========

                                INFOTOPIA, INC.

                                  (UNAUDITED)

NOTE 9 -- DUE TO RELATED PARTIES

     This account consists of the following:

Short Term Note Payable to Stockholders
  Daniel Hoyng..............................................   $100,000
  Ernest Zavoral............................................    100,000
  Marek Lozowicki...........................................     50,000
Short Term Media/Inventory Funding Loans
  Daniel Hoyng..............................................   $209,067
  Marek Lozowicki...........................................    186,667
  Ernest Zavoral............................................    186,667
                                                               --------
Total Due to Related Parties................................   $832,401
                                                               ========

NOTE 10 -- INCOME TAXES

     At March 31, 2001, the Company had net carry-forward losses of approximately $36,000,000. Because of the current uncertainty of realizing the benefit of the tax carry-forwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry-forwards depends predominantly upon the Company's ability to generate taxable income during the carry-forward period.

     Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax asset and liabilities are as follows:

Deferred Tax Assets
  Loss Carry-forwards.......................................  $ 12,184,094
  Less: Valuation allowance.................................   (12,184,094)
                                                              ------------
Net Deferred Tax Assets.....................................  $         --
                                                              ============

     Net operating loss carry-forwards expire starting in 2007 through 2019. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 11 -- GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of March 31, 2001 the company has an accumulated deficit of $35,674,705 and a current profit of $1,562,304. Based upon the Company's plan of operation, the Company anticipates that existing resources, together with funds generated from operations, will generate sufficient funds to fund the Company's working capital.

NOTE 12 -- CAPITAL STOCK TRANSACTIONS

     On January 4, 2001, 12,000,000 shares of Infotopia, Inc. common stock were issued to Altea Investments (as collateral, held in escrow by Bondy & Schloss) upon conversion of a promissory note in the principal amount of $600,000.

     On January 4, 2001, 3,360,000 shares were purchased by officers of the Company for a total value of $210,000 (as allowed by their employment agreements).

                                INFOTOPIA, INC.

                                  (UNAUDITED)

     On March 14, 2001, the Company sold 2,000,000 shares of its Series A Convertible Preferred Stock, at $1.40 per share for a total value of $2,800,000.

     On March 14, 2001, the Company sold 6,100,000 shares of its Series B Convertible Preferred Stock, at $0.00164 per share for a total value of $10,004.

NOTE 13 -- SUBSEQUENT EVENTS

     On April 2, 2001, 1,900,000 shares of preferred series A convertible stock valued at $2,375,000 were issued to directors, officers, and employees of the Company, replacing common stock requirements in their employment agreements. These shares were subsequently converted on April 11, 2001 into 38,000,000 shares of Infotopia, Inc. common stock. The preferred shares were returned to treasury.

     On April 5, 2001, the Company purchased all of the issued and outstanding shares of common stock (14,988,614) of National Boston Medical, Inc., a Delaware corporation, from National Boston Medical, Inc., a Nevada corporation. The total purchase price was $500,000.

     On April 10, 2001, the Company entered into a consulting agreement with Jane Schub and Julius Eulberg for a term of five years.

     On April 11, 2001, 8,053,057 shares of Infotopia, Inc. common stock valued at $496,344 were issued to employees per their employment agreements.

     On April 11, 2001, 3,000,000 shares of Infotopia, Inc. common stock valued at $240,000 were issued to Bondy & Schloss, LLP for legal services rendered.

     On April 11, 2001, 3,000,000 shares of Infotopia, Inc. common stock valued at $240,000, of which $877 was accrued in March, were issued to Pali Financial Group, Inc. for consulting services.

     On April 11, 2001, 3,000,000 shares of Infotopia, Inc. common stock valued at $240,000, of which $877 was accrued in March, were issued to KMI, Inc. for investor relation services.

     On April 11, 2001, 3,000,000 shares of Infotopia, Inc. common stock valued at $240,000, of which $877 was accrued in March, were issued to RMK Investments, Inc. for consulting services.

     On April 11, 2001, Gorda Private Investments, Ltd. converted 714,286 shares of their Series B Preferred convertible stock into 14,285,714 shares of Infotopia, Inc. common stock for $1,000,000.

     On April 11, 2001, Thomson Kernaghan converted 2,000,000 shares of their Series A Preferred convertible stock into 40,000,000 shares of Infotopia, Inc. common stock for $2,800,000.

     On April 11, 2001, 10,000,000 shares of Infotopia, Inc. common stock were purchased by Thomson Kernaghan at $.07 per share for a subscription agreement for $700,000.

     On April 11, 2001, 3,300,000 shares of Infotopia, Inc. common stock were purchased by Thomson Kernaghan at $.10 per share for $330,000.

     On April 11, 2001, 300,000 shares of Infotopia, Inc. common stock were purchased by Thomson Kernaghan at $.10 per share for $30,000.

     On April 11, 2001, 1,276,000 shares of common stock were issued to Altea Investments, Ltd. for $255,200.

     On April 11, 2001, 10,371,428 shares of common stock were issued to Altea Investments Ltd. upon conversion of a promissory note in the principal amount of $600,000 and the exercise of a warrant to purchase an additional 1,800,000 shares of common stock.

                                INFOTOPIA, INC.

                                  (UNAUDITED)

     On April 11, 2001, 19,200,000 shares were issued to Classic Art Forms, Ltd. upon conversion of a promissory note in the principal amount of $600,000 and the exercise of a warrant to purchase additional shares of common stock.

     On April 11, 2001, 8,500,000 shares of common stock were issued to J Group Holdings for the license rights to the "Jules & Jane", "Bubbe Best" and "Skindom" skin products to be applied against advance royalties due of $500,000.

     On April 15, 2001, the Company entered into a consulting agreement with I Net Financial Management, Ltd. for the identification of potential merger candidates.

     On April 18, 2001, the Company entered into a Financial Service Consulting Agreement with Cogent Capital Corporation for financial consulting services.

     On April 18, 2001, the Company entered into a Financial Service Consulting Agreement with Gregory L. Kofford for financial consulting services.

     On April 24, 2001, the Company (lender) entered into a Loan Agreement with Buyersonline.com, Inc. (debtor) for an aggregate principal amount of $500,000 with a maturity of eight months at an interest rate of 2% above the prime lending rate. The Company plans to enter into a strategic marketing relationship with Buyersonline.com, Inc.

     On April 26, 2001, the Company executed a letter of intent with EntrePort Corporation.

     On April 30, 2001, certain officers, directors and employees exercised their options into 25,745,379 shares of Infotopia, Inc. common stock at an exercise price in the aggregate of $1,609,086.

     On May 1, 2001, Gorda Private Investments, Ltd. converted 1,140,000 shares of their Series B preferred convertible stock into 22,800,000 shares of Infotopia, Inc. common stock for $900,000.

                         INFOTOPIA, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

                         INFOTOPIA, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

                                    CONTENTS

                                                                PAGE
                                                              ---------
INDEPENDENT AUDITORS' REPORT -- MERDINGER, FRUCHTER, ROSEN &
  CORSO.....................................................       F-16
INDEPENDENT AUDITORS' REPORT -- RANDY SIMPSON...............       F-17
CONSOLIDATED BALANCE SHEET..................................       F-18
CONSOLIDATED STATEMENT OF OPERATIONS........................       F-19
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS................       F-20
CONSOLIDATED STATEMENT OF CASH FLOWS........................  F-21-F-22
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY..............       F-23
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-24-F-35

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Infotopia, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of INFOTOPIA, INC. AND SUBSIDIARY as of December 31, 2000 and the related consolidated statements of operations and cash flows for the ten months ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of INFOTOPIA, INC. AND SUBSIDIARY as of December 31, 2000, and the consolidated results of its operations and cash flows for the ten months ended December 31, 2000, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          MERDINGER, FRUCHTER, ROSEN & CORSO,
                                          P.C.
                                          Certified Public Accountants

New York, New York
February 20, 2001

                            RANDY SIMPSON CPA, P.C.
                           11775 SOUTH NICKLAUS ROAD
                               SANDY, UTAH 84092
                           FAX & PHONE (801) 572-3009

Board of Directors
Dr. Abravanel's Formulas, Inc.
(A Development Stage Company)
Los Angeles, CA

                          INDEPENDENT AUDITOR'S REPORT

     We have audited the accompanying balance sheet of Dr. Abravanel's Formulas, Inc. (A Development Stage Company) as of December 31, 1999, and the related statements of operations, shareholder's equity and cash flows for the ten months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. The financial statements of Dr. Abravanel's Formulas, Inc. from inception on April 28, 1998 to February 28, 1999, were audited by other auditors whose report dated March 5, 1999, expressed an unqualified opinion.

     We conducted our audit in accordance with generally accepted auditing standards. those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures of the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Abravanel's Formulas, Inc. as of December 31, 1999, and the results of its operations, shareholder's equity and cash flows for the ten months ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/   RANDY SIMPSON, CPA, PC
                                          --------------------------------------
                                          Randy Simpson, CPA, P.C.
                                          A Professional Corporation

April 20, 2000
Sandy, Utah

                         INFOTOPIA, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                              AT DECEMBER 31,    AT DECEMBER 31,
                                                                   2000               1999
                                                              ---------------    ---------------
CURRENT ASSETS
  Cash and cash equivalents.................................   $    787,150         $  3,855
  Accounts receivable, net of allowance for doubtful
     accounts and customer returns of $218,254 and $-0-.....        934,392              525
  Inventory.................................................        418,689           11,745
  Prepaid expenses and other current assets.................        268,051               --
  Employee advances.........................................         65,485               --
  Investments in marketable securities, at fair value.......        174,000               --
                                                               ------------         --------
          Total current assets..............................      2,647,767           16,125
PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $255,383..................................................        239,773               --
CAPITALIZED PRODUCTION COSTS, less accumulated amortization
  of $-0-...................................................        690,475               --
OTHER ASSETS
  Licenses and Other Intangibles, less accumulated
     amortization of $318,970...............................      2,415,307               --
  Deposits..................................................        212,143               --
                                                               ------------         --------
          Total Assets......................................   $  6,205,465         $ 16,125
                                                               ============         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................   $  1,798,620         $  1,006
  Due to employees..........................................        108,723               --
  Convertible debenture.....................................         50,000               --
  Deferred Revenue..........................................         38,162               --
                                                               ------------         --------
          Total Current Liabilities.........................      1,995,505            1,006
LONG-TERM LIABILITIES
  Convertible debenture.....................................        600,000               --
                                                               ------------         --------
          Total Liabilities.................................      2,595,505            1,006
                                                               ------------         --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value, 190,000,000 shares
     authorized; 172,236,005 shares issued and
     outstanding............................................        172,236
  Common stock, $.001 par value, 40,000,000 shares
     authorized; 12,841,353 shares issued and outstanding...                          12,841
  Additional paid-in-capital................................     41,440,254           38,333
  Accumulated deficit.......................................    (38,026,530)         (36,055)
  Unrealized gain on marketable securities..................         24,000               --
                                                               ------------         --------
          Total stockholders' equity........................      3,609,960           15,119
                                                               ------------         --------
          Total Liabilities and Stockholders' Equity........   $  6,205,465         $ 16,125
                                                               ============         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              FOR THE TEN MONTH PERIOD ENDED
                                                              ------------------------------
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  2000             1999
                                                              -------------    -------------
REVENUE
  Sales, net of returns and allowances of $64,889 and
     $-0-...................................................  $  9,135,411      $        --
Cost of Sales...............................................     3,368,601               --
                                                              ------------      -----------
Gross Profit................................................     5,766,810               --
                                                              ------------      -----------
OPERATING EXPENSES
  Selling and marketing.....................................     5,803,977            1,045
  General and administrative................................    22,149,646            8,296
  Impairment expense........................................     2,006,661               --
  Depreciation and amortization.............................       216,074               --
                                                              ------------      -----------
          Total operating expenses..........................    30,176,358            9,341
                                                              ------------      -----------
Loss from Operations........................................   (24,409,548)          (9,341)
                                                              ------------      -----------
OTHER INCOME (EXPENSE)
  Interest Income...........................................         9,205                0
  Other Income..............................................        16,757
  Interest expense..........................................    (1,877,620)
  Impairment of available-for-sale securities...............      (444,444)
  Loss on disposal of assets................................       (29,583)
                                                              ------------
          Total other income (expense)......................    (2,325,685)
                                                              ------------
Loss from Operations Before Income Taxes....................   (26,735,233)          (9,341)
Income Taxes................................................            --           (5,610)
                                                              ------------      -----------
Net Loss....................................................  $(26,735,233)     $   (14,951)
                                                              ============      ===========
Basic and diluted loss per share............................         (0.25)           (0.00)
                                                              ============      ===========
Weighted average shares outstanding.........................   105,490,686       12,841,353
                                                              ============      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 2000

NET LOSS....................................................  $(26,735,233)
  OTHER COMPREHENSIVE LOSS
  Unrealized gain on marketable securities..................        24,000
                                                              ------------
  COMPREHENSIVE LOSS........................................  $(26,711,233)
                                                              ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              FOR THE TEN MONTH PERIOD ENDED
                                                              ------------------------------
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  2000             1999
                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss)................................................  $(26,735,233)      $(14,951)
    Adjustments to reconcile net (loss) to net cash provided
     by (used in) operating activities
      Deferred tax benefit established......................            --         (4,200)
      Valuation allowance to eliminate deferred tax asset...            --          9,810
      Bad debt and sales returns............................       218,254
      Loss on sale of assets................................        29,583
      Unrealized loss on marketable securities..............       444,444
      Settlement expenses...................................     3,382,428
      Depreciation and amortization.........................       216,074
      Asset impairment loss.................................     2,006,661
      Issuance of stock for compensation....................         4,318
      Issuance of stock options, less deferred
       compensation.........................................       462,049
      Stock issued for consulting and legal services........    16,209,236
    Changes in assets and liabilities
      Accounts receivable -- trade..........................    (1,121,856)         1,006
      Due to related party..................................       (16,714)
      Inventory.............................................      (223,158)
      Prepaid expenses......................................       456,180          1,045
      Other Assets..........................................      (212,143)
      Accounts payable and accrued expenses.................    (1,588,216)
      Deferred revenue......................................      (593,139)
      Other.................................................       263,613
                                                              ------------       --------
Net cash used in operating activities.......................    (6,797,619)        (7,290)
                                                              ------------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................      (158,001)            --
  Marketable Securities.....................................      (250,000)            --
  Note receivable, affiliate................................      (500,000)            --
                                                              ------------       --------
Net cash used in investing activities.......................      (908,001)            --
                                                              ------------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of notes payable...................     2,475,500             --
  Sale of common stock......................................     6,012,691             --
  Common Stock Offering Costs...............................            --        (12,562)
  Return of capital to founders.............................            --        (20,000)
                                                              ------------       --------
Net cash provided (used in) financing activities............     8,488,191        (32,562)
                                                              ------------       --------
Net Increase in Cash and Cash Equivalents...................       782,571        (39,852)
Cash and Cash Equivalents -- Beginning of Year..............         4,579         43,707
                                                              ------------       --------
Cash and Cash Equivalents -- End of Year....................  $    787,150       $  3,855
                                                              ============       ========
SUPPLEMENTAL INFORMATION
  Interest paid.............................................  $         --       $     --
                                                              ============       ========
  Income taxes paid.........................................  $      5,000       $     --
                                                              ============       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:

     During the ten months ended December 31, 2000, the Company:

     - Issued 46,239,400 shares of the Company's common stock at a value of $12,588,426 as compensation for service rendered by various consultants and others;

     - Issued 18,799,885 shares of the Company's common stock at a value of $3,520,810 as compensation for service rendered by attorneys;

     - Issued 4,317,988 shares of the Company's common stock at a value of $4,318 as compensation to officers and other employees of the Company;

     - Issued 10,251,590 shares of the Company's common stock at a value of $3,753,878 settlement, for debt reduction and conversions.

     - Issued 8,193,500 shares of the Company's common stock at a value of $928,392 for infomercial management and consultation for production, and 500,000 shares of National Boston Medical, Inc. valued at $151,112.

     - Issued 17,200,000 shares of the Company's common stock at a value of $2,066,000 for license rights.

     - Issued 13,678,125 shares of the Company's common stock at $1,975,500, plus accrued interest in exchange for 1,767,500 convertible promissory notes that were discounted at $1,778,589 for beneficial conversion features.

     - Issued 3,203,130 shares of the Company's common stock at $3,203 in connection with the share exchange of Dr. Abravanel's Formula, Inc.

     - Issued 8,167,387 shares of the Company's common stock at $8,167 in the spin-off agreement with the Company's former Parent, National Boston Medical, Inc.

     - Issued 180,000 shares of the Company's common stock at a value of $41,400 for offering costs.

     - Exchanged 400,000 shares of Millennium common stock, valued at $100,000 for consulting services.

     - Received 1,000,000 shares of National Boston Medical, Inc. common stock, valued at $293,332 in a settlement agreement with Cactus Jack.

     - Issued options valued at $200,278 for consulting services.

                                      COMMON STOCK        ADDITIONAL                   UNREALIZED
                                 ----------------------     PAID-IN     ACCUMULATED      GAIN ON     STOCKHOLDERS'
                                   SHARES       AMOUNT      CAPITAL       DEFICIT      INVESTMENTS      EQUITY
                                 -----------   --------   -----------   ------------   -----------   -------------
BALANCE AT MARCH 31, 2000......    8,167,387   $  8,167   $        --   $(11,291,297)    $    --     $(11,283,130)
Net loss for the ten months
  ended December 31, 2000......           --         --            --    (26,735,233)         --      (26,735,233)
Unrealized loss on marketable
  securities...................           --         --            --             --      24,000           24,000
Shares issued in lieu of
  compensation.................    4,317,988      4,318            --             --          --            4,318
Shares issued for legal and
  consulting services..........   65,469,285     65,469    16,043,767             --          --       16,109,236
Shares issued for infomercial
  production...................    8,193,500      8,194       920,198             --          --          928,392
Shares issued for product
  licenses.....................   17,200,000     17,200     2,048,800             --          --        2,066,000
Shares issued for debt
  conversion and reduction.....   23,001,590     23,002    14,634,188             --          --       14,657,190
Shares issued in exchange
  agreement Dr. Abravanel......    3,203,130      3,203        23,225             --          --           26,428
Debentures converted to common
  stock........................   13,678,125     13,678     3,763,306             --          --        3,776,984
Issuance of common stock.......   29,005,000     29,005     4,557,900             --          --        4,586,905
Offering costs.................           --         --      (746,309)            --          --         (746,309)
Stock options issued as
  compensation.................           --         --       583,999             --          --          583,999
Common stock subscribed........           --         --      (266,870)            --          --         (266,870)
Deferred compensation..........           --         --      (121,950)            --          --         (121,950)
                                 -----------   --------   -----------   ------------     -------     ------------
BALANCE AT DECEMBER 31, 2000...  172,236,005   $172,236   $41,440,254   $(38,026,530)    $24,000     $  3,609,960
                                 ===========   ========   ===========   ============     =======     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Organization and Basis of Presentation

     INFOTOPIA, INC. (Formerly Flex Marketing Inc. (OH)) (the "Company" or "Infotopia") was incorporated under the laws of Ohio on September 11, 1997. The Company was acquired by its parent company, National Boston Medical, Inc.("Parent"), in a share exchange agreement executed on November 21, 1998.

     On April 25, 2000, Dr. Abravanel's Formula, Inc., a Nevada corporation
(DABV), acquired Infotopia in a share exchange in which 100% of the outstanding stock of Infotopia was exchanged for 100% of the common stock of DABV. As a result of the share exchange, DABV changed its name to Infotopia, Inc.

     The accompanying financial statements include the accounts of Infotopia, Inc. (a Nevada corporation), and its subsidiary Infotopia, Inc. (an Ohio corporation).

  b) Nature of Operations

     The Company engages in the development, marketing, advertising and selling of new health, fitness and consumer products.

  d) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period presented. Actual results could differ from those estimates.

  e) Revenue Recognition

     For the ten months ended December 31, 2000, the Company's revenues were derived solely from fitness products. Revenue is recognized upon shipment of products to the customer.

     Receipts for sales that have not been shipped at the end of the period presented are recorded as deferred revenue.

     The Company maintains a provision for estimated returns and allowances.

     Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, as amended by SAB101B, addresses revenue recognition policies and is effective for the quarter ending December 31, 2000. The company is already substantially in compliance with SAB101 and its adoption has no material effect on the financial statements.

  f) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

  g) Concentration of Credit Risk

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

                         INFOTOPIA, INC. AND SUBSIDIARY

  h) Accounts Receivable

     For financial reporting purposes, the Company utilizes the allowance method of accounting for doubtful accounts. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance is based on an experience factor and review of current accounts receivable. Uncollectible accounts are written off against the allowance accounts when deemed uncollectible. In addition, the Company maintains an allowance for customer returns, based on an experience factor. The Company considers these allowances adequate at December 31, 2000.

  i) Inventory

     Inventory consists of finished goods, which are valued at the lower of cost or market on a first-in, first-out basis.

  k) Property and Equipment

     Property and equipment are stated at cost. Repair and maintenance costs are charged against income as incurred, while renewals and betterments are capitalized as additions to the related assets. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, primarily on a straight-line basis. The estimated service lives used in determining depreciation are five to seven years for computers, software, furniture and equipment.

     Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

  j) Investments

     The Company classifies all of its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a component of shareholders' equity in comprehensive income (loss), net of income taxes. Investments available for current operations are classified in the consolidated balance sheet as current assets: investments held for long-term purposes are classified as noncurrent assets. Interest income and realized gains and losses on securities are included in "Other expense (income) -- net" in the consolidated statement of operations. The cost of securities sold is based on the specific identification method.

  l) Capitalized Production Costs

     Pursuant to Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" production costs are capitalized and amortized over the useful lives of the programs.

  m) Intangibles

     Intangibles consist of goodwill and license costs. Goodwill represents costs in excess of net assets acquired in connection with businesses acquired. Goodwill is amortized over 5 years. License costs are amortized over the lives of the license agreements.

     Should events or circumstances occur subsequent to the acquisition of a business or purchase of a license which brings into question the realizable value or impairment of the related intangible asset, the Company will evaluate the remaining useful life and balance of the intangible asset and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular asset as measured by undiscounted current and expected future operating income of that specified group of assets and expected undiscounted future cash flows. Should an impairment be

                         INFOTOPIA, INC. AND SUBSIDIARY
identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset as determined by valuation techniques available under the circumstances.

  n) Income Taxes

     Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax bases.

  o) Offering Costs

     Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

  p) Advertising Costs

     Advertising costs are expensed as incurred and are included in selling expenses. For the ten months ended December 31, 2000, advertising expense amounted to $6,805.

  q) Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and income taxes payable approximate fair value due to the relatively short maturity of these instruments. The face value of the note receivable at December 31, 2000, was determined to be its fair value. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts at December 31, 2000.

  r) Long-lived Assets

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

  s) Stock-Based Compensation

     The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

  t) Earnings Per Share

     SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

     The computation of basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

                         INFOTOPIA, INC. AND SUBSIDIARY

     The shares used in the computation of earnings per share were as follows:

Basic.......................................................   105,490,686
                                                              ------------
Diluted.....................................................   105,490,686
                                                              ============
Loss per share -- Basic and Diluted.........................  $       (.25)
                                                              ============

NOTE 2 -- PREPAID EXPENSES

     Prepaid expenses and other current assets are summarized as follows:

Prepayment for inventory....................................  $163,208
Legal and professional services.............................    15,794
Taxes.......................................................     5,000
Royalties...................................................    74,844
Interest receivable.........................................     9,205
                                                              --------
Total prepaid expenses and other current assets.............  $268,051
                                                              ========

NOTE 3 -- INVESTMENTS IN MARKETABLE SECURITIES

     The investments at December 31, 2000 available for sale are as follows:

                                                                     MARKET
                                                          COST        VALUE
                                                        --------    ---------
Millennium Direct, Inc. common stock..................  $150,000    $ 174,000
National Boston Medical common Stock..................   444,444           --
                                                        --------    ---------
  Total...............................................  $594,444      174,000
                                                        ========    =========
  Net Unrealized Gain.................................                 24,000
                                                                    =========
  Impairment Loss.....................................              $(444,444)
                                                                    =========

     The net unrealized gain of $24,000 has been reported in other comprehensive loss.

     On August 21, 2000, National Boston Medical filed for protection under Title 11 of the United States Code. Since the realization of this investment is uncertain, the total cost has been written off to impairment expense.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

Warehouse equipment and molds...............................  $295,941
Computer equipment and software.............................   163,696
Furniture and office equipment..............................    35,519
                                                              --------
                                                               495,156
Less: Accumulated depreciation and amortization.............   255,383
                                                              --------
Property and equipment, net.................................  $239,773
                                                              ========

     Depreciation expense for the ten months ended December 31, 2000 was $93,075.

                         INFOTOPIA, INC. AND SUBSIDIARY

NOTE 5 -- CAPITALIZED PRODUCTION COSTS

     Capitalized production costs represent costs incurred in connection with the production of infomercials:

Total Tiger.................................................  $350,000
Prostate....................................................   250,000
Medicus Dual 2000...........................................    10,000
Cathi Graham................................................    20,000
Rejuvicare..................................................    11,000
Facial Spa..................................................    29,475
Robert Allen................................................    20,000
                                                              --------
Capitalized Production Costs................................  $690,475
                                                              ========

     The infomercial productions described above have not yet aired and, therefore, no amortization has been recorded.

NOTE 6 -- INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

Goodwill....................................................  $  880,277
Bun and Thigh products license..............................   1,854,000
                                                              ----------
                                                               2,734,277
Less: Accumulated Amortization..............................     318,970
                                                              ----------
Total intangibles -- net....................................  $2,415,307
                                                              ==========

NOTE 7 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $1,253,202
Accrued expenses............................................     545,418
                                                              ----------
                                                              $1,798,620
                                                              ==========

     Accounts payable includes liabilities assumed when the Company was spun off from its former parent company.

NOTE 8 -- CONVERTIBLE DEBENTURES, SHORT-TERM

     On August 25, 2000, the Company issued a 270-day promissory note with non-detachable warrants, granting the note holder the right to convert the note into common stock, 300,000 shares at $.08 per share and 52,500 shares at $.50 per share. The non-detachable warrants expire 5 years from the date of the note. The note bears interest at 10% per annum, payable quarterly. Principal is due in two installments of 50% each, at 180 days and 270 days from date of issuance, respectively. As of December 31, 2000, the warrants had not been exercised.

NOTE 9 -- DEFERRED REVENUE

     Deferred revenue represents unfulfilled sales orders at December 31, 2000 in the amount of $38,162.

                         INFOTOPIA, INC. AND SUBSIDIARY

NOTE 10 -- CONVERTIBLE DEBENTURE

     On December 28, 2000, the Company completed the sale of a $600,000 secured convertible debenture. The debenture matures December 28, 2003 and pays interest at 12% per annum. The agreement contains various restrictions and events of default.

     On January 19, 2001, the debenture holder sold the debenture to a third party who converted it to 12,000,000 shares of common stock of the Company, subject to "Rule 144" promulgated under the Securities Act of 1933. In exchange for early conversion rights, the Company agreed to accept $.145415 per share that provided additional funds of $1,144,980, in addition to the $600,000 previously advanced under the terms of the debenture bringing the total conversion price to $1,744,980.

     During the months of July, August and September, 2000, the Company issued various 270-day notes, totaling $1,825,500, with non-detachable warrants, granting the noteholders of $1,767,500 the right to convert their notes into common stock, 10,605,500 shares at $.08 and 1,855,875 at $.50, and notes holders of $58,000 notes the right to convert their notes into 145,000 shares of common stock at $.40 per share. As of December 31, 2000, these notes had been exercised, resulting in a beneficial conversion feature of $1,778,689. Upon conversion of the notes, both the discount and $22,895 of accrued interest on these notes were converted to additional paid-in-capital.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company has entered into employment agreements as follows:

          The Company has a three-year employment agreement with Daniel Hoyng, its Chief Executive Officer. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the agreement will automatically be renewed for one year, each year thereafter. In addition to a base salary, bonuses and other incentives, Mr. Hoyng will be granted 1,000,000 shares of common stock annually on the anniversary date of the agreement. These shares carry an anti-dilution provision and are not subject to any reverse split. To give the executive the opportunity to attain an ownership position of not less than 5% of the outstanding stock of the Company, the executive will be granted no less than 3,000,000 options to purchase the Company's stock over 3 years. The first such award will be no less than 1,000,000 shares with an award date of June 1, 2000. Additionally, once a year the executive may choose to convert one-third of his annual salary to stock, the purchase price being the lowest closing price of the Company's stock during the last ten months (see Stock Options). In addition, in accordance with the agreement, the executive received, on September 13, 2000, a signing bonus of 1,500,000 shares of the Company's common stock.

          The Company has a three-year employment agreement with Ernest Zavoral, its President. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the Agreement will automatically be renewed for one year, each year thereafter. The provisions of Mr. Zavoral's agreement, relating to stock and options, are substantially the same as those of Mr. Hoyng's agreement.

          The Company has a three-year employment agreement with Marek Lozowicki, its Executive Vice President. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the Agreement will automatically be renewed for one year, each year thereafter. The provisions of Mr. Hoyng's agreement, relating to stock and options, are substantially the same as those of Mr. Hoyng's agreement.

                         INFOTOPIA, INC. AND SUBSIDIARY

  Compensation to the Board of Directors and Corporate Secretary

     According to board resolutions adopted on December 13, 2000, three current directors and the corporate secretary are entitled to receive options to purchase 500,000 shares of the Company's common stock each, per quarter, at the lowest trading price of the Company's common stock during the past ten months. If the Company achieves $30,000,000 in total revenues during the ten month period March 1, 2000 through February 28, 2001, the three board members and the secretary will be eligible for an additional stock option bonus of 500,000 shares each.

     The options are retroactive and prorated on a one-third basis each ($167,000 shares) for the first quarter of the 2001 fiscal year (March, April, May) and in full amounts for the calendar quarters thereafter.

  Royalty and Management Agreements

     In July 2000, the Company entered into a license agreement with Torso Tiger for the exclusive worldwide rights to advertise, promote, market, sell, distribute and exploit Torso Tiger, an abdominal fitness product. Pursuant to the agreement, the Company engaged Torso Tiger Inc. as its exclusive management company to oversee all operations relating to the advertising, promotion, manufacturing, sale, marketing, distribution and exploitation of the product.

     In consideration of the license granted, the Company issued 4,000,000 shares of its restricted common stock, equal to $600,000 at the price of $.15 per share. In the event such shares are not valued at $600,000 at the time they become freely trading, the Company shall pay Torso Tiger or its designee the difference in cash or issue additional shares or warrants or stock options to purchase Infotopia common stock to achieve an aggregate value of $600,000.

     In consideration of the services rendered by Torso Tiger, the Company (i) issued unrestricted, free trading common stock with a value equal to $1,000,000,
(ii) grants weekly royalties of 5% of "Gross Sales Revenues" of Torso Tiger (worldwide sales by any means other than retail), (iii) grants weekly royalties of 17% of the "Wholesale Selling Price" (from worldwide retail sales) of the product, (iv) shall pay additional contingent cash bonuses if certain levels of Gross Sales Revenues, Wholesale Selling Price are achieved and (v) shall pay additional contingent cash bonuses if certain Gross Television Sales Revenues are achieved. The agreement terminates on June 10, 2002 and can be extended for one or more periods.

     As of December 31, 2000, the Company discontinued the sale of the Torso Tiger and, therefore, established an impairment loss for the Torso Tiger license.

     In November 2000, the Company entered into a license agreement with Lohan Media, LLC ("LM") for the exclusive rights, until January 31, 2004, unless terminated earlier, to jointly, with LM, advertise, promote, market, sell, distribute and exploit the product currently known as "Body by Jake, Bun & Thigh Rocker" and a related product known as "Body by Jake Body Shape Up System" in North America, excluding Canada and in any and all media. The rights to distribute the product in any other international markets are specifically excluded; however, the Company will receive a reverse royalty on products sold by LM internationally after February 20, 2001.

     In consideration for the license, the Company shall pay LM a weekly royalty of five percent of "Gross Sales Revenues" from sales and exploitation of the product other than retail sales. In addition, the Company shall pay LM additional weekly royalties for payment by LM to Body By Jake Enterprises, LLC and the producers of the Infomercial.

     In consideration of the services to be rendered by LM, the Company (i) issued unrestricted, free trading common stock with a value equal to $1,000,000,
(ii) shall make an additional cash payment of $1,000,000 on February 20, 2001, and (iii) shall issue 7,000,000 shares of the Company's unrestricted, free trading stock in February 2001. After February 20, 2001, the company will pay additional cash bonuses equal to $250,000 for

                         INFOTOPIA, INC. AND SUBSIDIARY
every $5,000,000 of gross sales revenue. In addition, Infotopia shall pay royalties of 2% of "Gross Sales Revenue", 10% of the "Adjusted Gross Retail Revenue" and 3% of the "Adjusted Gross Revenues" to a management company.

     On November 16, 2000, the Company entered into an agreement with a management company for the joint development of certain infomercial projects, which are currently managed by the management company. The Company issued 800,000 restricted shares of its common stock as payment for management consulting fees relating to the production of the infomercial. Upon "roll-out" of any of the selected projects, Infotopia will pay $12,500 to the management company, cash payments equal to 10% of the gross revenue from continuity product sales and participation, as agreed, in other sources of revenue and/or economic advantage. The agreement shall terminate, unless extended in writing in the form of a marketing and distribution agreement for each of the selected projects. As of the date of this report, the Company has agreed to sign marketing and distribution agreements for all five products covered by this agreement.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     On October 8, 2000, the Company received a two-year, $500,000 note from its former Parent, bearing interest at 8%. The first interest payment is due on April 1, 2001; thereafter, interest is due quarterly. At the election of the Company, the note is due in cash or Parent stock. On August 21, 2000, the former parent company filed for protection under Title 11 of the United States Code. The funding of the principal of this note is subject to bankruptcy approval. Because of the uncertainty of the collection on this note, the full amount of $500,000 has been written off to impairment expense.

     The Company made advances to and has receivables from officers and employees that amount to $83,896 and $71,767 as of December 2000, respectively.

     During the ten months ended December 31, 2000, the Company acquired certain assets from its former parent in exchange for assumption of an obligation. The Company paid $100,000 as settlement of this obligation.

     In April 2000, DABV purchased the stock of Flex Marketing, Inc. (Infotopia, Inc., Ohio) from its former Parent, in exchange for the rights to a patent for a back massage device. After the acquisition by DABV, which became Infotopia, Inc., the Company paid the patent owner $368,434 as settlement of a lawsuit the patent holder had against the former parent for commissions due from Flex Marketing, Inc.

NOTE 13 -- COMMON STOCK

     Of the 172,236,005 shares of common stock issued as of December 31, 2000, 17,271,878 shares are restricted pursuant to the Securities Act of 1933.

NOTE 14 -- EQUITY COMPENSATION AND STOCK OPTIONS

     On April 26, 2000 the Company issued 367,988 shares and on September 13 and 14, 2000, 3,950,000 shares of common stock as compensation to employees of Infotopia, Inc. for their involvement in the Company's activities. These shares have a vesting date of April 26, 2000 and are valued at $.001 per share (market at date of grant). As of December 31, 2000, employees holding 4,242,988 of such stock certificates remain employed by the Company and the total expense associated with these shares is included in the financial statements.

     Pursuant to his employment contract, on June 1, 2000, the Chief Executive Officer was granted options to purchase 1,000,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566; therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the

                         INFOTOPIA, INC. AND SUBSIDIARY

CEO was granted options to convert one-third of his salary into 928,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months); fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the CEO was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior months) for services on the board of directors; fair market due at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

     Pursuant to his employment contract, on June 1, 2000, the President was granted options to purchase 800,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566; therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the President was granted options to convert one-third of his salary into 880,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months) fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the CEO was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior months) for services on the board of directors; fair market value at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

     Pursuant to his employment contract, on June 1, 2000, the Secretary was granted options to purchase 600,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566, therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the Secretary was granted options to convert one-third of his salary into 533,320 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months); fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the Secretary was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior months) for his services as Company Secretary; fair market value at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

     Pursuant to a board of Directors resolution, dated December 13, 2000, a board member was granted options to purchase 2,500,000 shares of the Company's common stock at $.0625 per share, the lowest closing price of the Company's common stock during the past 12 months. All options issued are exercisable within 1 year from date of issuance. As of December 31, 2000, none of the options had been exercised.

     Pursuant to an interim agreement between Infotopia and Modern Health Sciences, Inc. ("Modern Health"), dated October 30, 2000, Modern Health was granted options for management services to be rendered on December 15, 2000 to purchase 4,666,667 shares of the Company's Common Stock at an exercise price of $.06 per share. All options issued are exercisable with 1 year from date of issuance. As of December 31, 2000, none of the options had been exercised.

     In addition to the stock options granted to employees, the Company has granted 4,666,667 options with an exercise price of $.0625 to an outside consultant for the services performed related to management services for a new product line. These options were valued at $200,278, using the Black-Scholes option pricing model and have been included in consulting services.

                         INFOTOPIA, INC. AND SUBSIDIARY

     The following table summarizes the option activity during the ten months ended December 31, 2000:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                                     EXERCISE
                                                         SHARES        PRICE
                                                       ----------    ---------
Options outstanding at beginning of year.............          --           --
Options exercised....................................          --           --
Options granted......................................  18,075,987      $0.0533
Options forfeited/expired............................          --           --
                                                       ----------
Options outstanding at end of year...................  18,075,987      $0.0533
                                                       ==========    =========
                                                                       $0.0625
Option price ranges at end of year...................                to $0.125
Weighted-average fair value of options granted during
  the year...........................................                  $0.0533
Options exercisable at end of year...................  18,075,987
                                                       ==========

     The following table summarizes options outstanding at December 31, 2000:

                                                      WEIGHTED
                                   WEIGHTED           AVERAGE
  NUMBER                            AVERAGE          REMAINING
OUTSTANDING   EXERCISE PRICES   EXERCISE PRICES   CONTRACTUAL LIFE
-----------   ---------------   ---------------   ----------------
 2,400,000        $0.1250           $0.1250            0.414
15,675,987        $0.0625           $0.0625            0.959

     The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model, with the following weighted-average assumptions used for grants during the ten months ended December 31, 2000:

Risk-free interest rate..............  4.88% to 5.96%
Volatility rate......................  128.57%
Expected lives.......................  0.414 to 0.959 years

     The Company uses the intrinsic value method (APB Opinion 25) to account for its stock options granted to officers, directors, and employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted.

     Had the Company chosen the fair value method of accounting for transactions involving stock option issuance (SFAS No. 123), the Company would have recorded and additional $650,165 as presented by the pro forma statement below:

Net loss as reported........................................  $(26,735,233)
Pro forma net loss..........................................  $(27,385,398)
Net loss per common share...................................  $       (.25)
Pro forma loss per share....................................  $       (.26)

                         INFOTOPIA, INC. AND SUBSIDIARY

NOTE 15 -- INCOME TAXES

     The components of the provision for income taxes are as follows:

Current Tax Expense
  U.S. Federal..............................................  $     --
  State and Local...........................................        --
                                                              --------
Total Current...............................................        --
                                                              --------
Deferred Tax Expense
  U.S. Federal..............................................        --
  State and Local...........................................        --
                                                              --------
Total Deferred..............................................        --
                                                              --------

     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the ten months ended December 31, 2000:

Federal Income Tax Rate.....................................  (34.0)%
Effect of Valuation Allowance...............................   34.0%
                                                              -----
Effective Income Tax Rate...................................    0.0%
                                                              =====

     At December 31, 2000, the Company had net carry-forward losses of approximately $37,000,000. Because of the current uncertainty of realizing the benefit of the tax carry-forwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry-forwards depends predominantly upon the Company's ability to generate taxable income during the carry-forward period.

     Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

Deferred Tax Assets
  Loss Carry-forwards.......................................  $ 12,580,000
  Less: Valuation Allowance.................................   (12,580,000)
                                                              ------------
Net Deferred Tax Assets.....................................  $         --
                                                              ============

     Net operating loss carry-forwards expire starting in 2007 through 2019. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 16 -- GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2000, the Company has an accumulated deficit of $38,026,530 and a current loss of $26,735,233. Based upon the Company's plan of operation, the Company anticipates that existing resources, together with funds generated from operations, will generate sufficient funds to fund the Company's working capital.

NOTE 17 -- SUBSEQUENT EVENTS

     In January 2001, the Company entered into one-year employment contracts with five new employees with terms expiring between January 1 and January 10, 2002. In connection with these employment agreements,

                         INFOTOPIA, INC. AND SUBSIDIARY
the employees have the option to convert one third on their salaries each year into the Company common stock. The exercise price is the lowest closing price of the preceding 12 months.

     On February 1, 2001, the Company entered into a retainer agreement for financial public relations counsel and for a program of financial communication and investor relations. The 12 month agreement calls for a monthly retainer of $5,000, plus direct and indirect expenses and the issuance of immediately vesting options to purchase 3,000,000 shares of the Company's common stock, exercisable at the closing bid price on February 1, 2001. The options expire January 31, 2006, and will be adjusted for any future stock splits and stock dividends.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Bondy & Schloss LLP, New York, New York.

                                    EXPERTS

     The financial statements of Infotopia, Inc., for the year ended December 31, 2000 have been audited by Merdinger, Fruchter, Rosen & Corso, P.C. and have been included in this prospectus in reliance upon the report of such firm and upon their authority as experts in accounting and auditing. The financial statements of Infotopia, Inc. for the year ended February 29, 2000 have been audited by Randy Simpson, CPA, and have been included in this prospectus in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer and/or solicitation is unlawful.

                      WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,603,347 SHARES

                                INFOTOPIA, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                            , 2001
                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada General Corporation Law (the "NGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The NGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made, if a judgment or other final adjudication establishes such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the NGCL; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of shareholder.

  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

SEC registration fee........................................  $ 2,475
Printing and Engraving Expenses.............................  $ 4,000
Legal Fees and Expenses.....................................  $40,000
Accounting Fees and Expenses................................  $10,000
Total.......................................................  $56,475

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Subsequent to the Plan of Exchange dated April 25, 2000 (in which Dr. Abravanel's Formulas, Inc. acquired the Registrant), Balmer & Nelson resigned as the independent accountants for Dr. Abravanel's. Balmer & Nelson had previously audited the balance sheet of Dr. Abravanel's as of February 28, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period from April 28, 1998 (the inception of Dr. Abravanel's) through the fiscal year ended February 28, 1999. Balmer & Nelson has not issued an adverse opinion or a disclaimer of opinion, nor has any report during the past year been qualified or modified as to uncertainty, audit scope, or accounting principles.

     During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding the resignation of Balmer & Nelson, there were no disagreements with Balmer & Nelson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding this change in certified accountants, Balmer & Nelson did not advise Dr. Abravanel's that: (i) the internal controls necessary to develop reliable financial statements did not exist, (ii) that information had come to the accountant's attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management, (iii) there was a need to expand significantly the scope of its audit, or that information had come to the attention of Balmer & Nelson during said time period, that, if further investigated, may (a) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements) or (b) cause it to be unwilling to rely on management's representations or be associated with Dr. Abravanel's financial statements, and
(iv) information had come to the accountant's attention that it had concluded materially impacted the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

     On April 14, 2000, Dr. Abravanel's engaged Randy R. Simpson, CPA, P.C., as the new independent accountant engaged as the principal accountant to audit Dr. Abravanel's financial statements. During Dr. Abravanel's two most recent fiscal years, and any subsequent interim period prior to engaging Randy R. Simpson, neither Dr. Abravanel's nor anyone on its behalf consulted Randy R. Simpson regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on Dr. Abravanel's financial statements, or (iii) any matter which was either the subject of a disagreement (there were no disagreements, as stated above) or a reportable event (as described in Item 304(a)(1)(V) of Regulation S-K). The decision to engage Randy R. Simpson as Dr. Abravanel's new accountant was recommended and approved by the board of directors of Dr. Abravanel.

RECENT SALES OF UNREGISTERED SECURITIES

     See discussion regarding the issuance of shares in the section entitled "Cash Requirements," page 17.

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    EXHIBITS

  EXHIBIT
   NUMBER                             DESCRIPTION
  -------                             -----------
 (3)(i)(1)    Registrant's Articles of Incorporation, as amended.(5)
 (3)(ii)(1)   Registrant's Bylaws(1)
 (4)(i)(1)    Specimen Stock Certificate(2)
 (4)(i)(2)    Secured Convertible Debenture(5)
 (4)(i)(3)    Securities Purchase Agreement(5)
 (4)(i)(4)    Stock Purchase Warrant(5)
 (4)(i)(5)    Certificate of Designation-Convertible Preferred Series A(7)
 (4)(i)(6)    Certificate of Designation-Convertible Preferred Series B(7)
 (5)(i)(1)    Opinion of Bondy & Schloss LLP as to the legality of the
              securities being offered.
(10)(i)(1)    Acquisition Agreement by and between Registrant and Torso
              Tiger, Inc.(3)
(10)(i)(2)    License Agreement(3)
(10)(i)(3)    Mutual Release and Settlement Agreement with Greenwood And
              Hall(3)
(10)(i)(4)    Settlement Agreement and Full Release with David M. Vitko,
              D.V. Back Products, Inc., General Partner, Backstroke,
              Ltd.(3)
(10)(i)(5)    Addendum Manufacturing, Marketing and Distribution Agreement
              with Dean Tornabene(3)
(10)(i)(6)    Settlement Agreement and Full Release with Cactus Jack(5)
(10)(i)(7)    Letter of Understanding with First Equity Capital(3)
(10)(i)(8)    Lease with David Cuniff, dated May 19, 2000(4)
(10)(i)(9)    License Agreement by and between Registrant and Lohan Media,
              LLC(5)
(10)(i)(10)   Vision Publishing Inc./Technical Analysis Agreement(5)
(10)(i)(11)   Infomercial Marketing and Distribution Agreement(5)
(10)(ii)(1)   Executive Employment Agreement between Registrant and Daniel
              Hoyng(5)
(10)(ii)(2)   Executive Employment Agreement between Registrant and Ernest
              Zavoral(5)
(10)(ii)(3)   Executive Employment Agreement between Registrant and Marek
              Lozowicki(5)
(10)(ii)(4)   Executive Employment Agreement between Registrant and Lisa
              Ulshafer(5)
(10)(ii)(5)   Executive Employment Agreement between Registrant and Robert
              Tilton(5)
(10)(ii)(6)   Executive Employment Agreement between Registrant and Alan
              E. Ricks(5)
(10)(ii)(7)   Executive Employment Agreement between Registrant and
              William F. Gross(5)
(10)(ii)(8)   Executive Employment Agreement between Registrant and
              Douglas Blattner(6)
(10)(ii)(9)   Executive Employment Agreement between Registrant and Daniel
              Hoyng, dated as of June 29, 2001 (filed herewith)
(10)(ii)(10)  Executive Employment Agreement between Registrant and Ernest
              Zavoral, dated as of June 29, 2001 (filed herewith)
(10)(ii)(11)  Executive Employment Agreement between Registrant and Marek
              Lozowicki, dated as of June 29, 2001 (filed herewith)
(10)(ii)(12)  Executive Employment Agreement between Registrant and
              Clinton Smith, dated as of June 29, 2001 (filed herewith)
(23)(i)(1)    Consent of Bondy & Schloss, CPA, P.C. (included in Exhibit
              (5)(i)(1))

  EXHIBIT
   NUMBER                             DESCRIPTION
  -------                             -----------
(23)(i)(2)    Consent of Randy Simpson, CPA, P.C.
(23)(i)(3)    Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

---------------
(1) Registration Statement on Form 10-SB of Registrant (f/k/a Dr. Abravanel's Formulas, Inc.).

(2) Registration Statement on Form S-8 of Registrant, No. 333-49642.

(3) Quarterly Report of Registrant on Form 10-QSB for the quarter ended May 31, 2000.

(4) Registration Statement on Form SB-2 of Registrant, Amendment No. 1 thereto, filed November 3, 2000.

(5) Registration Statement on Form SB-2 of Registrant, filed January 11, 2001.

(6) Annual Report of Registrant on Form 10-KSB for the year ended December 31, 2000.

(7) Registration Statement on Form SB-2 of Registrant, filed March 27, 2001.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Hoyng his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of July, 2001.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                  /s/ DANIEL HOYNG                     Chief Executive Officer, Chairman, Director
-----------------------------------------------------
                    Daniel Hoyng

                  /s/ ERNIE ZAVORAL                    President, Director
-----------------------------------------------------
                    Ernie Zavoral

                  /s/ CLINTON SMITH                    Director
-----------------------------------------------------
                    Clinton Smith

                 /s/ MAREK LOZOWICKI                   Acting Chief Financial Officer, Executive Vice
-----------------------------------------------------    President and Secretary
                   Marek Lozowicki

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2. And has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raynham, Massachusetts, on July 23, 2001.

                                          INFOTOPIA, INC.

                                          By: /s/     DANIEL HOYNG
                                            ------------------------------------
                                                        Daniel Hoyng
                                             Chief Executive Officer, Chairman
                                                         and Director

                 SIGNATURE                                         TITLE
                 ---------                                         -----

              /s/ DANIEL HOYNG                  Chief Executive Officer, Chairman, Director
--------------------------------------------
                Daniel Hoyng

             /s/ ERNIE ZAVORAL                  President, Director
--------------------------------------------
               Ernie Zavoral

             /s/ CLINTON SMITH                  Director
--------------------------------------------
               Clinton Smith

            /s/ MAREK LOZOWICKI                 Acting Chief Financial Officer, Executive
--------------------------------------------      Vice President and Secretary
              Marek Lozowicki